Exhibit 4.8

[Logo of CLAYTON UTZ]

Mayne Group Limited ACN 004 073 410
Vendor

Mayne Logistics Pty Limited ACN 085 886 862
FTS Vendor

Toll Transport Pty Limited ACN 006 604 191
Purchaser

Toll Holdings Limited ACN 006 592 089
Purchaser’s Guarantor

Asset Sale Agreement - Express
CLAYTON UTZ
Lawyers
Levels 23-35 No 1 O’Connell Street Sydney NSW 2000 Australia
PO Box H3 Australia Square Sydney NSW 1215 DX 370 Sydney
Tel + 61 2 9353 4000 Fax + 61 2 9251 7832
Contact:  Rod Halstead / Karen Evans-Cullen

Sydney • Melbourne • Brisbane • Perth • Canberra • Darwin

Liability limited by the Solicitors’ Limitation of Liability Scheme approved under the Professional Standards Act 1994 (NSW)

Table of contents

1.	Definitions and interpretation	1
	1.1 Definitions	1
	1.2 Interpretation	17
	1.3 Governing law	18
	1.4 Enforcement on behalf of Vendor Group	18
	1.5 Procurement by Vendor and FTS Vendor	18

2.	Sale of Assets	18

3.	Not Used	18

4.	Purchase Price and payments	19
	4.1 Purchase Price	19
	4.2 Adjustment of Pre-Adjustment Purchase Price	19
	4.3 Final Payment Date	19

5.	Completion	19
	5.1 Completion: place and date	19
	5.2 Vendor's and FTS Vendor's obligations on Completion	20
	5.3 Purchaser's obligations on Completion	22
	5.4 Delivery	22
	5.5 Acknowledgement by FTS Vendor	23
	5.6 Motor Vehicles	23
	5.7 Title	23
	5.8 Risk	23
	5.9 Land Sale Agreement	23
	5.10 Interdependence	23
	5.11 Further assurance	23
	5.12 Storage of Disclosure Material	24

6.	Completion Accounts	24
	6.1 Stocktake	24
	6.2 Preparation of Completion Accounts	24
	6.3 Delivery and Auditor's Review of the Completion Accounts	24
	6.4 Determination of the Adjustment Amount	25
	6.5 Disputes	25
	6.6 Limitation on Disputes	26
	6.7 Workers' Compensation Liability	26

7.	Business Contracts	28
	7.1 Novation or assignment on Completion	28
	7.2 Novations or assignments after Completion	29
	7.3 Obligations pending or if no novation or assignment	29
	7.4 Indemnities	29
	7.5 Westpac leasing arrangements	30
	7.6 FTS Vendor	30

8.	Assignment of Leases	30
	8.1 Novation or assignment on Completion	30
	8.2 Novations or assignments after Completion	31
	8.3 Obligations pending or if no novation or assignment	31
	8.4 Indemnities	32

i

	8.5 FTS Vendor	32

9.	Debts and liabilities	32
	9.1 Debts and liabilities owing by the Vendor	32
	9.2 Ownership of debtors on or after the Completion Date	32
	9.3 Collection of the Trade Debts	32
	9.4 Debt Collection Parameters	33
	9.5 Written account and payment	34
	9.6 Vendors’ responsibility	34

10.	Release of Vendor's Guarantees	35
	10.1 Release	35
	10.2 Failure to obtain releases	35

11.	Shared arrangements	35
	11.1 Shared Contracts	35
	11.2 Other shared arrangements	36

12.	Employees and Independent Contractors	36
	12.1 Offer of employment or engagement	36
	12.2 Payments to Transferring Employees and Transferring Independent Contractors	36
	12.3 Recognition of prior service	37
	12.4 Indemnity for Employees and Independent Contractors	37
	12.5 Work-related claims	38
	12.6 Assistance	40

13.	Superannuation	40

14.	Vendors’ Obligations	41
	14.1 Independent Contractors	41
	14.2 Conduct of Business	41
	14.3 Representation	42
	14.4 Access to Business, Assets and Management	43
	14.5 Definition of Material	43
	14.6 Purchaser’s debts	43

15.	Purchaser's Obligations	43
	15.1 Supply of references	43
	15.2 Fixed Assets	44
	15.3 Access	44
	15.4 Trade Mark Licence	44
	15.5 Infringement	46
	15.6 Indemnity	47
	15.7 Assistance with litigation	47
	15.8 Revenue of the Business prior to Completion	48
	15.9 Sharing of Premises	48

16.	Liabilities	48

17.	Warranties	49
	17.1 Vendor's Warranties	49
	17.2 Exceptions for disclosures and public records	49
	17.3 Sole Remedy	49
	17.4 Purchaser's warranties	49

	17.5 Survival of warranties and covenants	49
	17.6 Acknowledgment	49
	17.7 Indemnity	50

18.	Limitation of liability	50
	18.1 No reliance on and no liability for matters outside this Agreement	50
	18.2 Limitations of liability	50
	18.3 Maximum liability for claims	52
	18.4 Reimbursement for amounts recovered	52
	18.5 Third party claims	52
	18.6 Adjustment to Purchase Price	53

19.	Transition	54
	19.1 Regulatory Approvals or Licences	54

20.	Restraint of trade	54
	20.1 Definitions	54
	20.2 Undertakings	55
	20.3 Separate undertakings	56
	20.4 Value of the Business	56
	20.5 Legal advice	56
	20.6 Injunction	56
	20.7 Survival of obligations	57
	20.8 Exclusions	57

21.	GST	57
	21.1 Interpretation	57
	21.2 Reimbursements and similar payments	57
	21.3 GST payable	58
	21.4 Variation	58
	21.5 No merger	58

22.	Guarantees and indemnities	58
	22.1 Guarantee of Purchaser’s obligations	58
	22.2 Purchaser’s Obligations	59
	22.3 Default	59
	22.4 Indemnity	59
	22.5 Terms of Guarantee and Indemnity	59

23.	General	60
	23.1 Further acts	60
	23.2 Notices	60
	23.3 Expenses	61
	23.4 Stamp duties	61
	23.5 Jurisdiction	61
	23.6 Amendments	61
	23.7 Assignment	61
	23.8 Waiver	61
	23.9 Consents	62
	23.10 Counterparts	62
	23.11 Indemnities	62
	23.12 Entire agreement	62
	23.13 Confidentiality and public announcements	62
	23.14 Privacy	63

23.15 Survival of certain provisions; no merger	63
23.16 Multiple Vendors	64

Schedule 8 Premises	1

Schedule 9 Warranties	3

Schedule 10 Purchaser and Purchaser’s Guarantor’s Warranties	11

Executed as an Agreement	12

Agreement dated

Parties	Mayne Group Limited ACN 004 073 410 of Level 21, 390 St Kilda Road, Melbourne 3004, Victoria, Australia (“Vendor”)

Mayne Logistics Pty Limited ACN 085 886 862 of Level 21, 390 St Kilda Road, Melbourne, 3004, Victoria, Australia (“FTS Vendor”)

Toll Transport Pty Limited ACN 006 604 191 of Level 8, 380 St Kilda Road, Melbourne, 3004, Victoria (“Purchaser”)

Toll Holdings Limited ACN 006 592 089 of Level 8, 380 St Kilda Road, Melbourne, 3004, Victoria (“Purchaser’s Guarantor”)

Recitals

A.
The Vendor carries on the Express Business and owns the Express Business and the Express Assets. The Vendor has agreed to sell and the Purchaser has agreed to purchase the Express Business and Express Assets on the terms and conditions of this Agreement.

B.	The FTS Vendor is a wholly-owned subsidiary of the Vendor.

C.
The FTS Vendor carries on the FTS Business and owns the FTS Business and the FTS Assets. The FTS Vendor has agreed to sell and the Purchaser has agreed to purchase the FTS Business and the FTS Assets on the terms and conditions of this Agreement.

D.	The Purchaser’s Guarantor has agreed to guarantee the obligations of the Purchaser.

The parties agree

1.	Definitions and interpretation

1.1	Definitions

In this Agreement unless the context otherwise requires:

“Actuarial Report” has the meaning ascribed to that term in clause 6.7.

“Actuarial Reporting Principles” means the actuarial valuation methods and assumptions to be applied for the purpose of preparing the Actuarial Report, being, unless the Vendor and the Purchaser otherwise agree, the Institute of Actuaries Australia Professional Standard PS 300.

“Adjustment Amount” has the meaning given to it in clause 4.2.

“agreed form” means, in relation to any document, a document in the form approved by the Purchaser and the Vendor.

“Annual Leave Amount” means, individually and collectively, the Express Annual Leave Amount and the FTS Annual Leave Amount.

“Armaguard Agreement” means the agreement to be dated on or about the date of this Agreement between, inter alia, the Vendor and Linfox Pty Limited for the sale of the cash logistics business conducted by the Vendor Group in Australia.

“Assets” means, individually and collectively, the Express Assets and the FTS Assets.

“Assume” in relation to the Purchaser in relation to the Assumed Liabilities means the Purchaser must assume, pay, carry out, perform, observe, complete and comply with each and every obligation and Liability constituting the Assumed Liabilities strictly in accordance with the tenor of each and every one of the terms and conditions applying to each of those obligations and Liabilities as if each and every one of those obligations and Liabilities were the obligation and Liability of the Purchaser.

“Assumed Liabilities” means:

(a)    the Business Contracts Liability; and

(b)    the Employee Liability.

“Auditors” means KPMG.

“Authorisation” means any registration, approval, statutory licence, consent, authorisation, waiver,exemption or permit which is necessary for the proper carrying on of the Business and use of the Premises.

“Business” means, individually and collectively, the Express Business and the FTS Business.

“Business Contracts” means, individually and collectively, the Express Business Contracts and the FTS Business Contracts.

“Business Contracts Liability” means all obligations which arise after Completion in relation to post Completion events or performance or which relate to Prepayments under the Business Contracts and which, but for this Agreement, a member of the Vendor Group would be obliged or liable to pay, carry out, perform, observe or complete after Completion.

“Business Day” means a day, not being a Saturday, Sunday or gazetted public holiday in the State.

“Business Names” means, individually and collectively, the Express Business Names and the FTS Business Names.

“Business Records” means, individually and collectively, the Express Business Records and the FTS Business Records.

“Chullora Licence Agreement” means the agreement to be entered into at Completion between the Purchaser and the relevant member of the Vendor Group in relation to the licensing of that part of the property at 56 Anzac Street, Chullora which is currently used in the operation of the Business.

“Claims or Actions” means any claims, demands or causes of action (whether based in contract, tort or statute, or otherwise arising) in respect of this Agreement or any part of it (including but not limited to the Warranties) or relating to the Business, the Assets or the Premises or their sale.

“Competition Act Approval” means that the waiting period under section 123 of the Competition Act (Canada) (the “Competition Act”) has expired, and the purchaser under the Loomis Agreement shall have been advised in writing by the Commissioner of Competition under the Competition Act (the “Commissioner”) that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by the Loomis Agreement and that any terms and conditions attached to any such advice shall be acceptable to the purchaser and the vendor under the Loomis Agreement, acting reasonably.

“Completion” means completion of this Agreement and the sale and purchase of the Business and Assets in accordance with the terms of this Agreement.

“Completion Accounting Principles” means the accounting principles to be used for the purpose of preparing the Completion Accounts, being, unless the Vendor and the Purchaser otherwise agree:

(a)    the accounting standards from time to time approved under the Corporations Act;

(b)    the requirements of the Corporations Act in relation to the preparation and content of the accounts; and

(c)     if and to the extent that any matter is not covered by the accounting standards or requirements referred to in paragraphs (a) or (b), other relevant accounting standards, mandatory professional requirements (including consensus views of the Urgent Issues Group) and generally accepted accounting principles applied from time to time in Australia for a business similar to the Business, unless inconsistent with the standards or requirements referred to in paragraph (a) or (b), applied on a consistent basis with the Last Accounts, as qualified in the manner specified in Schedule 3. To the extent that there is any inconsistency between the application of the principles in (a), (b) or (c) above and basis on which the Last Accounts were prepared, the principles in (a), (b) or (c) above will apply as qualified in the manner specified in Schedule 3.

“Completion Accounts” means the pro-forma statement of net assets of the Vendor and members of the Vendor Group which relate to the Business as at the Effective Time, prepared pursuant to clause 6, in accordance with the Completion Accounting Principles and in the form of the Last Accounts.

“Completion Date” means the date on which Completion occurs.

“Contamination” means the presence on, in, or under land (including surface water, ground water and other waters) of a substance at a concentration above the concentration at which the substance is normally present on, in or under (as the case may be) other land in the same locality and gives rise to a risk of harm to human health or the Environment.

“Continuing WEF Obligations” means the obligations of the Vendor under, or in respect of:

(a)    the four Master Lease Agreements each dated 3 July 1998 between the Vendor and WEF in relation to the lease of equipment located in:

(i)      New South Wales, Victoria, Tasmania and/or the Northern Territory;

(ii)     Queensland;

(iii)    South Australia; and

(iv)    Western Australia,

(each as amended by the Amending Deed dated 7 July 1999 and the Amending Agreement dated 13 September 2001);

(b)    the Master Lease Agreement dated 7 June 1999 between the FTS Vendor and WEF (as amended by the Amending Agreement dated 13 September 2001);

(c)    the Share Acquisition Agreement dated 12 September 2001 between the Vendor, Teuton Pty Ltd, WEF, Sixty Martin Place (Holdings) Pty Ltd and Westpac Banking Corporation; and

(d)    the Shareholders’ Agreement dated 3 July 1998 between the Vendor, WEF, Sixty Martin Place (Holdings) Pty Ltd and Westpac Banking Corporation (as amended by the Supplemental Deed dated 7 June 1999 and the Share Acquisition Agreement dated 12 September 2001 referred to in (c) above).

“Contract Logistics Agreement” means the agreement dated on or about the date of this Agreement between, inter alia, the Vendor, Faulding Healthcare Pty Limited and Linfox Pty Limited for the sale of the contract logistics business conducted by the Vendor Group.

“Corporations Act” means the Corporations Act 2001 (Commonwealth).

“Creditors” means all Liabilities (other than the Assumed Liabilities).

“Disclosure Material” means:

(a)    the written material disclosed by the Vendor or its advisors to the Purchaser, the index of which is annexed to this Agreement as Annexure A and initialled for the purposes of identification by an Officer of the Vendor and an Officer of the Purchaser;

(b)    any written responses to requests for information made as part of the due diligence process undertaken by the Purchaser provided to the Purchaser or its advisers prior to the execution of this Agreement the index of which was identified and initialled by the parties on execution of this Agreement; and

(c)    all information contained in this Agreement.

“Effective Time” means midnight on the day prior to the Completion Date.

“Employee Entitlements Amount” means, individually and collectively, the Express Employee Entitlements Amount and the FTS Employee Entitlements Amount.

“Employee Entitlements Balance Amount” means $5,728,985 less the Employee Entitlements Amount.

“Employee Liability” means the Purchaser’s obligations to Employees and the Independent Contractors set out in clause 12.4.

“Employees” means, individually and collectively, the Express Employees and the FTS Employees.

“Encumbrance” means any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person.

“Environment” means the physical factors of the surroundings of human beings including land, waters, atmosphere, climate, sound, odours, tastes, the biological factors of animals and plants and the social factor of aesthetics.

“Environmental Law” means any Law relating to the Environment including Law relating to:

(a)    the discharge or emission of substances (whether solid, liquid or gaseous) to air, water or land;

(b)    pollution or contamination of air, water or land;

(c)    the production, use, handling, storage, disposal or transport of waste, hazardous substances or dangerous goods;

(d)    the presence of asbestos;

(e)    threatened or endangered flora or fauna,

or any other aspect of protection of the Environment or the enforcement or administration of any such Law.

“Environmental Permit” means any permit, licence, authority, approval, consent or authorisation required by Environmental Law.

“Excluded Assets” means:

(a)    cash including cash on hand and funds held with any bank or financial institution;

(b)    debtors of the Vendor or the FTS Vendor as at the Completion Date including the Trade Debts;

(c)    the Freehold Premises;

(d)    the Excluded Business Records;

(e)    any rights or assets of the Vendor, the FTS Vendor or any member of the Vendor Group which are not used substantially in the Business; and

(f)    any assets of any member of the Vendor Group which are used or required to provide services which are the subject of the Shared Services Agreement and which are intended to remain the property of the Vendor Group following termination of the Shared Services Agreement.

“Excluded Business Records” means those of the Business Records as the Vendor or the FTS Vendor is required by law to retain and debtor records including records relating to Trade Debts.

“Expert” means an auditor with relevant industry expertise agreed between the Vendor and Purchaser or in the event that the Vendor and the Purchaser are not able to agree upon an independent expert to resolve the difference of opinion or dispute within 5 Business Days of either the Vendor or the Purchaser giving notice that it requires that the difference of opinion or dispute be resolved by an independent expert, the independent expert will be appointed by the President for the time being of the Institute of Chartered Accountants in Australia or his or her nominee.

“Express Annual Leave Amount” means the aggregate of the annual leave entitlements (including leave loading if applicable) of the Express Employees as at the Effective Time calculated in accordance with the Completion Accounting Principles.

“Express Assets” means and includes individually and collectively:

(a)    the Express Goodwill;

(b)    the Express Fixed Assets;

(c)    the Express Motor Vehicles;

(d)    the Express Stock;

(e)    the Express Prepayments;

(f)    the Express Intellectual Property Rights;

(g)    the right to be registered as proprietor of the Express Business Names;

(h)    the Express Business Records;

(i)    the Vendor’s right, title and interest in the Express Business Contracts; and

(j)    the Vendor’s right, title and interest in the Express Leases,

and all other assets owned by the Vendors and its Related Bodies Corporate which are used substantially in the conduct of the Express Business but excludes the Excluded Assets.

“Express Business” means the business operations and activities of the provision of time-critical express courier and messenger services carried on by the Vendor and its Related Bodies Corporate in Australia.

“Express Business Contracts” means all agreements, leases, contracts and arrangements relating substantially to the Express Business or the Express Assets to which the Vendor or member of the Vendor Group is a party and which are, in whole or in part, executory as at Completion including without limitation all contracts listed in Parts A and B of Schedule 5 but excluding:

(a)    the Shared Contracts;

(b)    the Head Office Contracts;

(c)    the Express Leases;

(d)    any agreements to the extent they relate to the Excluded Assets;

(e)    any agreements to the extent they relate to borrowings or other financial accommodation made available to the Vendor (other than any leases or hiring agreements relating substantially to the Express Business or the Express Assets under which the Vendor or a member of the Vendor Group is a party and which are in whole or in part executory as at Completion);

(f)    any contracts or policies of insurance to which a member of the Vendor Group is a party or which have issued in favour of a member of the Vendor Group; and

(g)    any foreign currency purchase, sale, hedge, swap or like agreement or arrangement; and

(h)    any agreements between the Vendor and a member of the Vendor Group other than the Vendor; and

(i)    the agreements referred to in paragraphs (c) and (d) of the definition of Continuing WEF Obligations.

“Express Business Names” means the business names registered to a member of the Vendor Group and exclusively used in respect of the Express Business, as identified in Schedule 6.

“Express Business Records” means all current operational records of the Vendor (and any member of the Vendor Group) substantially relating to the Express Assets or the Express Business, including without limitation:

(a)    all marketing and customer files and customer lists and selling price lists;

(b)    service, promotional, descriptive, sales, trade and application literature and other advertising material and catalogues;

(c)    supplier lists;

(d)    stock records, manufacturing, engineering and purchasing data sheets and bills of material;

(e)    wages and other employment benefit and payroll and personnel records of the Transferring Employees and Transferring Independent Contractors;

(f)    all computer software, to the extent the same is transferable under the relevant licence (if any) (including the media on which the same is stored) and computer records; and

(g)    all records of the Express Business Contracts and the Express Leases.

“Express Employee Entitlements Amount” means 70% of:

(a)    the Express Annual Leave Amount;

(b)    the Express Rostered Days Off Leave Amount;

(c)    the Express Sick Leave Amount; and

(d)    the Express Long Service Leave Amount.

“Express Employees” means those persons employed by the Vendor or by a member of the Vendor Group in the Express Business as at the date of this Agreement as specified in Part A of Schedule 14 together with those persons specified in Part B of Schedule 14 and any other persons who are employed by any member of the Vendor Group substantially in the Express Business in the period between the date of this Agreement and Completion in accordance with clause 14.1(e). The term “Express Employees” does not include any such person whose employment terminates prior to or who resigns prior to Completion.

“Express Fixed Assets” means those items of computer hardware (including without limitation, desktop computers, laptop computers and servers) and other information technology-related fixed assets, capital work in progress, plant and equipment, machinery, tools, gauges and other measuring devices, dyes, jigs, benches, office furniture, office machines, office equipment, appliances, fittings and spare parts and maintenance materials in relation to any of the foregoing owned by the Vendor (or any member of the Vendor Group) and substantially used in or relating substantially to the Express Business, being the items which are more particularly described in Schedule 1 but including any items of a similar nature acquired and excluding any items described in Schedule 1 disposed of, by the Vendor after 30 June 2002 but before Completion.

“Express Goodwill” means the goodwill of the Vendor and its Related Bodies Corporate in and attaching to the Express Business.

“Express Intellectual Property Rights” means the intellectual property and know-how owned by the Vendor or a member of the Vendor Group (other than any such intellectual property which is an Excluded Asset) and exclusively used in or relating exclusively to the Express Business, including the intellectual property rights described in Part A of Schedule 7, but excluding the Trade Marks.

“Express Leases” means the leases specified in Part A and Part B of Schedule 8 relating to the Express Premises.

“Express Long Service Leave Amount” means the aggregate of the respective long service leave amounts calculated as at the Effective Date in respect of each Express Employee calculated in accordance with the Completion Accounting Principles.

“Express Motor Vehicles” means the registered motor vehicles owned by any member of the Vendor Group and used substantially in the Express Business which are listed in Schedule 2, including any such motor vehicles acquired, and excluding any motor vehicles disposed of, between the date of this Agreement and Completion.

“Express Premises” means the properties owned or leased by a member of the Vendor Group at which the Express Business is conducted specified in Schedule 8.

“Express Prepayments” means, without double counting, the total of all payments and amounts expended and all deposits and other prepayments paid or made by any member of the Vendor Group prior to Completion in relation to rates, land tax, rental for the Express Leasehold Properties and other statutory charges of a recurring or periodic nature in relation to the Express Business relating to any period after Completion.

“Express Rostered Days Off Leave Amount” means the aggregate of the rostered days off leave entitlements (including leave loading if applicable) of the Express Employees as at the Effective Date calculated in accordance with the Completion Accounting Principles.

“Express Sick Leave Amount” means the aggregate of the sick leave entitlements (including leave loading if applicable) of the Express Employees as at the Effective Date who are employed under any award to which the Vendors are bound in relation to the Business and under which sick leave vests, calculated in accordance with the Completion Accounting Principles.

“Express Stock” means all the stock-in-trade exclusively relating to the Express Business held or owned by the Vendor or a member of the Vendor Group at Completion, including without limiting the generality of the foregoing all raw materials, factory supplies, components, work in progress, finished goods, packaging materials, spare parts, consumables, uniforms, stationery, pre-paid courier satchels, consignment notes, and goods in transit.

“Express Trade Debts” means all the debts and other money which at or after Completion are or become owing to the Vendor in relation to goods or services sold or provided by the Vendor in respect of the Express Business up to that time.

“External Fund” means the TWU Superannuation Fund or CARE Super or both.

“Final Payment Date” means the date which is 5 Business Days after the date upon which the Adjustment Amount is finally agreed or determined pursuant to clause 6, or such other date as the parties may agree upon.

“Fixed Assets” means, individually and collectively, the Express Fixed Assets and the FTS Fixed Assets.

“Freehold Premises” means the real property owned by the Vendor or a member of the Vendor Group and used in the Business as listed in Part C of Schedule 8.

“FTS Annual Leave Amount” means the aggregate of the annual leave entitlements (including leave loading if applicable) of the FTS Employees as at the Effective Date calculated in accordance with the Completion Accounting Principles.

“FTS Assets” means and includes individually and collectively:

(a)	the FTS Goodwill;

(b)	the FTS Fixed Assets;

(c)	the FTS Motor Vehicles

(d)	the FTS Stock;

(f)	the FTS Prepayments;

(g)	the FTS Intellectual Property Rights;

(h)	the right to be registered as proprietor of the FTS Business Name;

(i)	the FTS Business Records;

(j)	the FTS Vendor’s right, title and interest in the FTS Business Contracts; and

(k)	the FTS Vendor’s right, title and interest in the FTS Leases,

and all other assets owned by the Vendors and its Related Bodies Corporate which are used substantially in the conduct of the FTS Business but excludes the Excluded Assets.

“FTS Business” means the fashion and technical services logistics businesses carried on by the FTS Vendor and its Related Bodies Corporate in Australia.

“FTS Business Contracts” means all agreements, leases, contracts and arrangements relating substantially to the FTS Business or the FTS Assets to which the FTS Vendor (or any member of the Vendor Group) is a party and which are, in whole or in part, executory as at Completion including without limitation all contracts listed in Parts A and B of Schedule 5 but excluding:

(a)	the Shared Contracts;

(b)	the Head Office Contracts;

(c)	the FTS Leases;

(d)	any agreements to the extent they relate to the Excluded Assets;

(e)
any agreements to the extent they relate to borrowings or other financial accommodation made available to the FTS Vendor (other than any lease or hiring agreement relating substantially to the FTS Business or the FTS Assets under which the Vendor or a member of the Vendor Group is a party and which are in whole or in part executory as at Completion);

(f)	any contracts or policies of insurance to which a member of the Vendor Group is a party or which have issued in favour of a member of the Vendor Group;

(g)	any foreign currency purchase, sale, hedge, swap or like agreement or arrangement; and

(h)	any agreements between the Vendor and a member of the Vendor Group other than the Vendor; and

(i)	the agreements referred to in paragraphs (c) and (d) of the definition of Continuing WEF Obligations.

“FTS Business Names” means the business names registered to a member of the Vendor Group and exclusively used in respect of the FTS Business, as identified in Schedule 6.

“FTS Business Records” means all current operational records of the FTS Vendor (and any member of the Vendor Group) substantially relating to the FTS Assets or the FTS Business, including:

(a)	all marketing and customer files and customer lists and selling price lists;

(b)	service, promotional, descriptive, sales, trade and application literature and other advertising material and catalogues;

(c)	supplier lists;

(d)	stock records, manufacturing, engineering and purchasing data sheets and bills of material;

(e)	wages and other employment benefit and payroll and personnel records of the Transferring FTS Employees and Transferring FTS Independent Contractors;

(f)	all computer software, to the extent the same is transferable under the relevant licence (if any) (including the media on which the same is stored) and computer records; and

(g)	all records of the FTS Business Contracts and the FTS Leases.

“FTS Employee Entitlements Amount” means 70% of:

(a)	the FTS Annual Leave Amount;

(b)	the FTS Rostered Days Off Leave Amount;

(c)	the FTS Sick Leave Amount; and

(d)	the FTS Long Service Leave Amount.

“FTS Employees” means those persons employed by the FTS Vendor in the FTS Business as at the date of this Agreement as specified in Part A of Schedule 14 together with those persons specified in Part B of Schedule 14 and any other persons who are employed by the FTS Vendor Group substantially in the FTS Business in the period between the date of this Agreement and Completion in accordance with clause 14.1(e). The term “FTS Employees” does not include any such person whose employment terminates prior to or who resigns prior to Completion.

“FTS Fixed Assets” means those items of computer hardware (including without limitation, desktop computers, laptop computers and servers) and other information technology-related fixed assets, capital work in progress, plant and equipment, machinery, tools, gauges and other measuring devices, dyes, jigs, benches, office furniture, office machines, office equipment, appliances, fittings and spare parts and maintenance materials in relation to any of the foregoing owned by the FTS Vendor (or any member of the Vendor Group) and substantially used in or relating substantially to the FTS Business, being the items which are more particularly described in Schedule 1 but including any items of a similar nature acquired and excluding any items described in Schedule 1 disposed of, by the FTS Vendor after 30 June 2002 but before Completion.

“FTS Goodwill” means the goodwill of the FTS Vendor and its Related Bodies Corporate in and attaching to the FTS Business.

“FTS Intellectual Property Rights” means the intellectual property and know-how owned by the FTS Vendor or a member of the Vendor Group (other than any such intellectual property which is an Excluded Asset) and exclusively used in or relate exclusively to the FTS Business, including the intellectual property rights described in Part A of Schedule 7, but excluding the Trade Marks.

“FTS Leases” means the leases specified in Part A and Part B of Schedule 8 relating to the FTS Premises.

“FTS Long Service Leave Amount” means the aggregate of the respective long service leave amounts calculated as at the Effective Date in respect of each FTS Employee calculated in accordance with the Completion Accounting Principles.

“FTS Motor Vehicles” means the registered motor vehicles owned by the FTS Vendor or a member of the Vendor Group and used substantially in the FTS Business which are listed in Schedule 2, including any such motor vehicles acquired, and excluding any motor vehicles disposed of, between the date of this Agreement and Completion.

“FTS Premises” means the properties owned or leased by the FTS Vendor at which the FTS Business is conducted specified in Schedule 8.

“FTS Prepayments” means, without double counting, the total of all payments and amounts expended and all deposits and other prepayments paid or made by the FTS Vendor prior to Completion in relation to rates, land tax, rental for the FTS Leasehold Properties and other statutory charges of a recurring or periodic nature in relation to the FTS Business relating to any period after Completion.

“FTS Rostered Days Off Leave Amount” means the aggregate of the rostered days off leave entitlements (including leave loading if applicable) of the FTS Employees as at the Effective Date calculated in accordance with the Completion Accounting Principles.

“FTS Sick Leave Amount” means the aggregate of the sick leave entitlements (including leave loading if applicable) of the FTS Employees as at the Effective Date who are employed under any award to which the Vendors are bound in relation to the Business and under which sick leave vests, calculated in accordance with the Completion Accounting Principles.

“FTS Stock” means all the stock-in-trade exclusively relating to the FTS Business held or owned by the FTS Vendor or any member of the Vendor Group at Completion, including without limiting the generality of the foregoing all raw materials, factory supplies, components, work in progress, finished goods, packaging materials, spare parts, consignment notes and goods in transit.

“FTS Trade Debts” means all the debts and other money which at or after Completion are or become owing to the FTS Vendor in relation to goods or services sold or provided by the FTS Vendor in respect of the FTS Business up to that time.

“Governmental Authority” means any governmental, semi-governmental, administrative, judicial or quasi-judicial body or tribunal, department, public authority, agency or statutory authority or person.

“Group Member” means each member of the Vendor Group.

“GST” has the meaning given to it in the GST Act.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth) as amended and any related imposition Act.

“Head Office Contracts” means all agreements and arrangements, excluding Shared Contracts, of a corporate head office nature to which a member of the Vendor Group is a party which are entered into on a group wide basis and which do not relate exclusively to the Business, including but not limited to agreements and arrangements concerning the provision of fuel cards to Employees, arrangements for corporate travel and the provision of corporate credit cards to Employees.

“Independent Actuary” means an actuary with relevant industry expertise agreed between the Vendor and Purchaser or in the event that the Vendor and the Purchaser are not able to agree upon an independent actuary to resolve the difference of opinion or dispute within 5 Business Days of either the Vendor or the Purchaser giving notice that it requires that the difference of opinion or dispute be resolved by an independent actuary, an independent actuary appointed by the then President of the Institute of Actuaries Australia.

“Independent Contractors” means those persons or companies engaged by the Vendor or by a member of the Vendor Group exclusively in the Business as at the date of this Agreement together with any other persons or companies who are engaged by the Vendor or any member of the Vendor Group exclusively in the Business in the period between the date of this Agreement and Completion in accordance with clause 14.2(f). The term “Independent Contractors” does not include any such person or company whose engagement terminates prior to Completion.

“Intellectual Property Rights” means, individually and collectively, the Express Intellectual Property Rights and the FTS Intellectual Property Rights.

“Interdependent Agreements” means the following agreements to sell and purchase by the Vendor to the Purchaser or other party:

(a)	Contract Logistics Agreement;

(b)	Armaguard Agreement; and

(c)	Loomis Agreement.

“Investment Canada Approval” means approval or deemed approval pursuant to the Investment Canada Act (Canada) by the applicable Minister and that any terms and conditions attached to or undertakings required in connection with such approval shall be acceptable to the purchaser and the vendor under the Loomis Agreement, acting reasonably.

“Land Sale Agreement” means the agreement in the form set out in Annexure B to be exchanged at Completion for the sale of the Freehold Premises by the Vendor or member of the Vendor Group to the Purchaser or its nominee.

“Last Accounts” means the pro-forma statement of net assets of the Vendor and members of the Vendor Group which relate to the Business as at the Last Accounts Balance Date which have been prepared in the manner set out in Schedule 13 and are attached in Annexure C.

“Last Accounts Balance Date” means 30 June 2002.

“Law” includes all statutes, regulations, bylaws, ordinances and other delegated legislation and any rule of common law, contract, tort or equity from time to time.

“Leases” means, individually and collectively, the Express Leases and the FTS Leases.

“Liability” means:

(a)
any debt or other monetary liability or penalty, fine or payment or any damage, loss, cost, charge or expense on any account and in any capacity, irrespective of whether the debt, liability, penalty, fine, payment, damage, loss, cost, charge or expense is:

(i)	present or future, matured or unmatured;

(ii)	actual, prospective or contingent;

(iii)	a contractual, tortious, legal, equitable or statutory obligation;

(iv)	ascertained or unascertained at any time;

(v)	owed, incurred or imposed by or on account of any person alone or severally or jointly with another person;

(vi)	owed, incurred or imposed to or for the account of any person alone or severally or jointly with another person;

(vii)	owed, incurred or imposed as a principal obligation or by way of surety or indemnity;

(viii)	owed, incurred or imposed as interest, fees, charges, taxes, duties or other imposts;

(ix)	owed, incurred or imposed as compensation or damages, whether for breach of contact or tort or on any other basis, or as losses, costs or expenses or on any other account; or

(x)	any combination of any of the foregoing paragraphs; or

(b)	any contractual, tortious, statutory, legal equitable or other obligation or liability to do or perform any act or to refrain from doing or performing any act.

“Logistics Shared Contracts” means the contracts specified in Part E of Schedule 5.

“Loomis Agreement” means the agreement to be dated on or about the date of this Agreement between, inter alia, the Vendor, DHL International Express Ltd. and DHL Worldwide Express B.V. for the sale of all of the shares in Mayne Group Canada Inc.

“Long Service Leave Amount” means, individually and collectively, the Express Long Service Leave Amount and the FTS Long Service Leave Amount.

“Loss” means any loss, cost, charge, actual liability, expense, damage, including, without limitation, interest payable to a third party as a result of the foregoing, liability on account of Tax or other statutory impost and legal or other expenses necessarily incurred in connection with investigating or defending any claim or action, where resulting in a liability.

“Material Business Contract” means any Business Contract with annual revenue or expenditure exceeding $500,000 per annum.

“Mayne Services Agreement” means the agreement to be entered into between the Vendor and the Purchaser at Completion in relation to the provision of services by the Purchaser to members of the Vendor Group for 3 years following Completion, being those services that as at the date of this Agreement are provided by the Express Business and FTS Business to members of the Vendor Group.

“Motor Vehicles” means, individually and collectively, the Express Motor Vehicles and the FTS Motor Vehicles.

“Net Assets at Completion” means the net assets of the Vendor and members of the Vendor Group relating to the Business (excluding any amounts relating to the Trade Debts, Creditors, Freehold Premises and Employee entitlements) as stated in the Completion Accounts.

“Net Assets at the Last Accounts Balance Date” means the net assets of the Vendor and members of the Vendor Group relating to the Business (excluding any amounts relating to the Trade Debts, Creditors, Freehold Premises and Employee entitlements) as stated in the Last Accounts being $9,108,882.

“Officer” means, in relation to a corporation, an officer within the meaning of section 9 of the Corporations Act.

“Outstanding Workers’ Compensation Claims Liabilities” means all current, non-current, and contingent liabilities of each Vendor Group Member in respect of the Transferring Employees and Transferring Independent Contractors, being liabilities:

(c)	in respect of injuries or deaths incurred or suffered prior to Completion; and

(d)
which entitle any such person to compensation in the nature of workers’ compensation whether under any statute relating to workers’ compensation, at common law or otherwise and whether or not a claim for compensation has been made; and

(e)	which are in addition to any amounts for which any Vendor Group Member is entitled to indemnity under any insurance policy.

“Personal Information” has the same meaning as in the Privacy Act.

“Pollution” means the discharge, release or emission of any substance (whether solid, liquid or gaseous) from any Premises other than in accordance with an Environmental Permit.

“Pre-Adjustment Purchase Price” means $                .

“Pre-Completion Workers’ Compensation Claims” means those workers’ compensation claims which are indemnified by the Purchaser pursuant to clause 12.5(a) of this Agreement and which arise in respect of the employment of a Transferring Employee or engagement of a Transferring Independent Contractor by a member of the Vendor Group before Completion.

“Premises” means, individually and collectively, the Express Premises and the FTS Premises.

“Prepayments” means the Express Payments and FTS Prepayments.

“Privacy Act” means the Privacy Act 1988 (Cth) as amended.

“Privacy Laws” means:

(a)	the Privacy Act;

(b)	the National Privacy Principles contained in schedule 3 to the Privacy Act or any approved privacy code that applies to any of the parties to this Agreement; and

(c)	all other applicable laws which require a person to observe privacy or confidentiality obligations in respect of Personal Information.

“Public Registers” means:

(a)	the registers maintained by the Australian Securities and Investments Commission in respect of companies;

(b)	the registers maintained by the titles office in New South Wales as at 31 October 2002 in relation to folio identifier 1/851017 only.

“Purchase Price” means the Pre-Adjustment Purchase Price adjusted upwards or downwards as the case may be in accordance with clause 4.3.

“Related Body Corporate” has the meaning given in section 9 of the Corporations Act.

“Remediation” means the cleanup, removal, remediation, abatement, treatment, control, containment or encapsulation of Contamination or Pollution and includes the investigation, monitoring or management thereof.

“Representative” of a party includes an adviser, agent, director, employee, joint venturer officer, partner, or sub-contractor of that party.

“Reserved Name” means “Mayne” and any name containing the word “Mayne” and any name substantially similar to or capable of confusion with the word “Mayne”.

“Restricted Access Business Contracts” means the Business Contracts contained in the Disclosure Material and numbered 731, 749, 754, 830, 7211 to 7220, 7256, 7279, 745, 7255, 7254, 992, 1018 and 996 for which access to only specified employees of the Purchaser and its advisers has been permitted;

“Rostered Days Off Leave Amount” means, individually and collectively, the Express Rostered Days Off Leave Amount and the FTS Rostered Days Off Leave Amount.

“Sick Leave Amount” means, individually and collectively, the Express Sick Leave Amount and the FTS Sick Leave Amount.

“Shared Contracts” means the agreements or arrangements which are listed in Part C of Schedule 5 that relate partly to the Business and partly to any business of the Vendor Group other than the Business.

“Shared Services Agreement” means the agreement to be entered into between the Vendor and the Purchaser at Completion in relation to the provision of IT and other services by members of the Vendor Group to the Purchaser and its Related Bodies Corporate for a transitional period on and after Completion.

“State” means the State of Victoria.

“Stock” means, individually and collectively, the Express Stock and the FTS Stock.

“substantially” means, in relation to the use of an asset in the Business, that the Business uses the asset more (based on the amount of time that the asset is used) than the other businesses of the Vendor Group in aggregate.

“Superannuation Commitment” means any legal liability (whether arising pursuant to an industrial award or agreement or otherwise) or other commitment to make contributions to any superannuation fund, pension scheme or other arrangement which will provide directors or employees of the Vendor or any member of the Vendor Group or their respective dependants with pensions, annuities, lump sum or any other similar payments upon retirement or earlier death or otherwise.

“Tax” means income tax (including capital gains tax), franking deficit tax, franking additional tax, pay-as-you-earn remittances, prescribed payments, withholding tax (including deductions pursuant to the royalty withholding obligation), fringe benefits tax, customs duty, sales tax, payroll tax, land tax, stamp duty, financial institutions duty, debits tax, municipal rates and all other taxes, charges, imposts, duties and levies and any penalties, interest, fines or other costs relating thereto.

“Third Party Environmental Claims” means any action, claim, demand, suit, proceeding or litigation, whether at law, in equity or under statute by any person who is not a party to this Agreement against the Vendor or any member of the Vendor Group in respect of any Contamination or Pollution or the effect that operation of the Business at any of the Premises is having on the Environment.

“Trade Debts” means, individually and collectively, the Express Trade Debts and the FTS Trade Debts.

“Trade Marks” means the Reserved Name and the trade marks set out in Part B of Schedule 7.

“Transferring Employees” means such of the Employees who accept the Purchaser’s offer of employment made under clause 12.1(a).

“Transferring Independent Contractors” means such of the Independent Contractors who accept the Purchaser’s offer of engagement made under clause 12.1(b).

“Transferring Member” means a Transferring Employee who is, immediately before the Completion Date, a member of the Vendor’s Superannuation Fund.

“Vendor Group” means the Vendor and each of its Related Bodies Corporate.

“Vendors” means the Vendor and the FTS Vendor.

“Vendor’s Guarantees” means all securities, letters of credit, letters of comfort, guarantees and indemnities provided by or on behalf of the Vendor or a member of the Vendor Group to support the operation of the Business (or any part of it) including those listed in Schedule 4.

“Vendor’s Superannuation Fund” means the Mayne Group Limited Superannuation Fund.

“Warranties” means the warranties given by the Vendor as set out in Schedule 9.

“WEF” means Westpac Equipment Finance (No. 1) Pty Ltd ACN 083 112 056.

“WEF Leases” means each of the leases referred to in Part D of Schedule 5.

“Workers’ Compensation Liability” means 70% of the amount finally determined in accordance with clause 6.7(b).

“Workers’ Compensation Liability Balance Amount” means the Workers’ Compensation Liability Estimate less the Workers’ Compensation Liability.

“Workers’ Compensation Liability Estimate” means $1,529,489, being 70% of the provision for future workers compensation claims in the Last Accounts.

1.2    Interpretation

In this Agreement:

(a)	headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)	an obligation or liability assumed by, or a right conferred on, 2 or more parties binds or benefits all of them jointly and each of them severally;

(c)
the expression “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)
a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it.

(g)	words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

(h)
references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement, and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)	the word “includes” in any form is not a word of limitation;

(k)
if any day appointed or specified by this Agreement for the payment of any money or doing of any thing falls on a day which is not a Business Day, the day so appointed or specified shall be deemed to be the next Business Day;

(l)	a reference to “$” or “dollar” is to Australian currency;

(m)	references to payments to any party to this Agreement will be construed to include payments to another person upon the direction of such party; and

(n)
references to “indemnify” or “indemnifying” (and other grammatical forms of that word) any person against any circumstance or occurrence will be construed to include indemnifying and keeping indemnified that person and holding that person harmless to the fullest extent permitted by law from and against all demands, claims, actions, suits, proceedings, judgments, orders and decrees from time to time made or taken against or affecting that person and all Liabilities whatsoever and howsoever made, suffered or incurred by that person as a consequence of or which would not have arisen but for that circumstances or occurrence;

(o)	all payments to be made under this Agreement will be made by unendorsed bank cheque or other immediately available funds; and

(p)
any statement made by the Vendor on the basis of its knowledge, belief or awareness, (including actual knowledge or awareness) means the knowledge, belief or awareness of the following persons: Stuart James, Peter Jenkins, John Priestley, Jeff Pearce, Campbell Richards, David Cranwell, James Carroll, Norman Cunningham, Tim Roper and Nick Clark and knowledge such individuals would have obtained had they made all reasonable enquiries.

1.3	Governing law

This Agreement is governed by and will be construed according to the laws of the State.

1.4	Enforcement on behalf of Vendor Group

The Vendor enters into this document for itself and each other member of the Vendor Group and accordingly accepts the full benefit of, and obligations and liabilities under, this document on behalf of those persons. The parties agree that the Vendor may enforce this provision on behalf of those other persons.

1.5	Procurement by Vendor and FTS Vendor

The Vendor agrees that where the performance of any obligation of the Vendor or the FTS Vendor under this Agreement requires any action by a member of the Vendor Group, the Vendor will procure that action to be taken by the relevant member of the Vendor Group.

2.	Sale of Assets

On the Completion Date the Vendor and the FTS Vendor will sell to the Purchaser and the Purchaser will purchase from the Vendor and the FTS Vendor the Assets.

3.	Not Used.

4.     Purchase Price and payments

4.1   Purchase Price

The Purchase Price to be paid by the Purchaser is the total value of the Assets less the total value of the Assumed Liabilities and the Workers Compensation Liability. For the avoidance of doubt if the Purchase Price is negative then the Purchase Price will be paid by the Vendor to the Purchaser.

4.2   Adjustment of Pre-Adjustment Purchase Price

The Adjustment Amount equals:

(a)	Net Assets at Completion less Net Assets at the Last Accounts Balance Date; and

(b)	if:

(i)	the Employee Entitlements Balance Amount is a positive number, plus the Employee Entitlements Balance Amount; or

(ii)	the Employee Entitlements Balance Amount is a negative number, less the absolute value of the Employee Entitlements Balance Amount; and

(c)	if:

(i)	the Workers’ Compensation Liability Balance Amount is a positive number, plus the Workers’ Compensation Liability Balance Amount; and

(ii)	the Workers’ Compensation Liability Balance Amount is a negative number, less the absolute value of the Workers’ Compensation Liability Balance Amount.

4.3    Final Payment Date

On the Final Payment Date the Pre-Adjustment Purchase Price will be adjusted as follows to ascertain the Purchase Price:

(a)	if the Adjustment Amount is a positive number, then on the Final Payment Date, the Purchaser must pay that amount to the Vendor by way of an addition to the Pre-Adjustment Purchase Price;

(b)	if the Adjustment Amount is a negative number, then on the Final Payment Date, the Vendor must pay the absolute value of that amount to the Purchaser; and

(c)	if the Adjustment Amount is zero, the Pre-Adjustment Purchase Price will not be adjusted.

5.     Completion

5.1   Completion: place and date

Completion will take place at midday on 18 November 2002 or such earlier date as the parties agree (and the parties will use their reasonable endeavours to complete as soon as practicable following execution of this Agreement) at the offices of Clayton Utz, Level 18, 333 Collins Street, Melbourne, or such other date or place (or both) as the parties may agree in writing.

5.2	Vendor’s and FTS Vendor’s obligations on Completion

On Completion the Vendor will, and in relation to the FTS Assets, the FTS Vendor will:

(a)	(Completion payment): if the Pre-Adjustment Purchase Price is a negative number, pay to the Purchaser the absolute value of the Pre-Adjustment Purchase Price;

(b)	(Possession): deliver to the Purchaser:

(i)	the Fixed Assets;

(ii)	the Motor Vehicles;

(iii)	the Stock;

(iv)
the Business Records (other than the Excluded Business Records) and copies of the Excluded Business Records (other than the debtor records but including a summary of the Trade Debts) and a copy of the Disclosure Material contained in the Data Room under the heading “Express” in the index attached as Annexure A recorded in electronic format on a compact disc;

(v)
hired, leased or any other assets the subject of any of the Business Contracts as are in the possession of any member of the Vendor Group (subject, where required, to the relevant lessor’s consent); and

(vi)	possession of the Premises (subject, where required, to the relevant lessor’s consent) including all copies of all keys and other security devices relating to the Premises;

(c)
(Transfers of Motor Vehicles): deliver to the Purchaser or its nominee appropriate forms of transfer in the required form, duly executed by the Vendor or relevant member of the Vendor Group of each of the Motor Vehicles, together with all current roadworthy certificates in relation to the Motor Vehicles as have been obtained by Completion (if any);

(d)
(Business Names): deliver to the Purchaser forms required under the relevant legislation in the States and Territories in which the Business Names are registered to notify the relevant authorities in those States and Territories of the change in proprietorship of the Business Names to the Purchaser in the required form, each duly executed by the Vendor or relevant member of the Vendor Group;

(e)
(Transfer of Intellectual Property Rights): deliver to the Purchaser details of source codes in respect of which copyright forms a part of the Intellectual Property Rights and duly executed assignments of all domain names, trademarks, designs, patents and copyrights included in the Intellectual Property Rights in the agreed form, together with all certificates of registration held by the Vendor or relevant member of the Vendor Group in relation thereto;

(f)
(Certificates of registration and originals of Leases and Business Contracts): deliver to the Purchaser registration certificates and other documents of title for the Fixed Assets and stamped (if required) originals of the Leases which have been novated or assigned in accordance with clause 8.1, and originals of those of the Business Contracts which have been novated or assigned in accordance with clause 7.1;

(g)	(Land Sale Agreement): deliver to the Purchaser counterparts of the Land Sale Agreement, and any relevant transfer in the agreed form, duly executed by the relevant member of the Vendor Group;

(h)
(Leases): deliver to the Purchaser original counterparts of any novations or assignments of the Leases which have been obtained prior to Completion (if any) in accordance with clause 8 in the agreed form executed by:

(i)	the relevant member of the Vendor Group; and

(ii)	the lessor.

(i)
(Business Contracts): deliver to the Purchaser original counterparts of any novations or assignments of Business Contracts which have been obtained prior to Completion (if any) in accordance with clause 7 in the agreed form executed by:

(i)	the relevant member of the Vendor Group; and

(ii)	the counterparty to the Business Contract.

(j)	(Shared Services Agreement): deliver an original counterpart of the Shared Services Agreement in the agreed form executed by the Vendor and each relevant member of the Vendor Group;

(k)	(Mayne Services Agreement): deliver an original counterpart of the Mayne Services Agreement in the agreed form executed by the Vendor and each relevant member of the Vendor Group;

(l)	(Chullora Licence Agreement): deliver to the Purchaser counterparts of the Chullora Licence Agreement in the agreed form, duly executed by Faulding Healthcare Pty Limited;

(m)
(Notices and documents): deliver to the Purchaser such notices and other documents (in the agreed form) as may be required to be executed or registered under any statute or otherwise in connection with the sale or assignment of the Assets;

(n)
(Services): surrender or cause to be surrendered all telephone and related lines, electricity, gas and other utility services of the Business as relate to the Premises, and use its best endeavours (at its own expense but excluding paying money or providing other valuable consideration to or for the benefit of, or commencing litigation against, any person) to assist the transfer or grant of those services or the grant of new services to the Purchaser; and

(o)
(Release of Encumbrances): releases of all Encumbrances and charges (if any) against any of the Assets in the agreed form duly executed by the releasor, together with any forms required to be lodged with ASIC in notification of the release or confirmation that, so far as the Vendors are aware, there are no Encumbrances and charges (if any) against any of the Assets;

(p)	(Authorisations): transfers in the agreed form of all Authorisations (if any) held by the Vendor or a member of the Vendor Group which are necessary to conduct the

Express Business and the FTS Business as conducted at the date of this Agreement which the Vendor or the FTS Vendor is capable of transferring to the Purchaser or confirmation that, so far as the Vendors are aware, there are no such Authorisations;

(q)
(Employee entitlement schedule): an accurate statement of the Employees’ entitlements as at the date of Completion to wages, salaries, annual leave and leave loading, long service leave, sick leave and total employment cost;

(r)	(Other obligations): perform all other obligations to be performed by it on Completion under any other clause of this Agreement.

5.3	Purchaser’s obligations on Completion

Subject to the Vendor and the FTS Vendor satisfying their respective obligations under clause 5.2, the Purchaser will on Completion:

(a)	if the Pre-Adjustment Purchase Price is a positive number, pay the Pre-Adjustment Purchase Price to the Vendor;

(b)
accept from the Vendor or relevant member of the Vendor Group an assignment or novation of such of those of the Leases and Business Contracts as have been obtained as at the Completion Date and enter into occupation of the Premises the subject of Leases. For those Leases for which consent or novation has not been obtained by the Completion Date, the Purchaser shall enter into occupation on the basis of clause 8.3;

(c)	deliver to the Vendor counterparts of the Land Sale Agreement duly executed by the Purchaser or its nominee;

(d)	(Shared Services Agreement): deliver an original counterpart of the Shared Services Agreement in the agreed form executed by the Purchaser and each relevant Related Body Corporate of the Purchaser;

(e)	(Mayne Services Agreement): deliver an original counterpart of the Mayne Services Agreement in the agreed form executed by the Purchaser and each relevant Related Body Corporate of the Purchaser;

(f)	(Chullora Licence Agreement): deliver to an original counterpart of the Chullora Licence Agreement in the agreed form executed by the Purchaser;

(g)	accept from the Vendor or relevant member of the Vendor Group delivery of the items referred to in clause 5.2(b)(i), (iii), (iv) and (v); and

(h)
deliver to the Vendor or relevant member of the Vendor Group an unconditional release of each of the Vendor’s Guarantees as are able to be obtained by the Completion Date in a form reasonably satisfactory to the Vendor.

5.4	Delivery

For the purposes of clauses 5.2 and 5.3, unless otherwise specified by the Purchaser, delivery of any asset or document may be made by leaving the same (other than any goods in transit) where then situate or at any other location as may be agreed.

5.5	Acknowledgement by FTS Vendor

The FTS Vendor acknowledges and agrees that payment of that part of the Purchase Price that relates to the FTS Assets to the Vendor shall completely discharge the Purchaser’s obligations to pay the Purchase Price to the FTS Vendor in respect of the FTS Assets.

5.6	Motor Vehicles

(a)
The Vendor will use its reasonable endeavours prior to Completion to obtain all necessary roadworthy and inspection certificates in relation to each Motor Vehicle registered in a State or Territory where a clear, current roadworthy or inspection certificate is required to lawfully record a transfer of the registration of that Motor Vehicle.

(b)
As soon as practicable following Completion, the Vendor will use its reasonable endeavours to obtain those necessary roadworthy and inspection certificates in relation to each Motor Vehicle registered in a State or Territory where a clear, current roadworthy or inspection certificate is required to lawfully record a transfer of the registration of that Motor Vehicle to the extent that such certificates have not been obtained prior to Completion.

(c)	On and from Completion, the Purchaser must provide reasonable access to the Motor Vehicles to enable the Purchaser to comply with clause 5.6(b).

(d)
Provided the Vendor has complied with its obligations under clauses 5.6(a) and (b), the Purchaser must register the transfers of the Motor Vehicles as soon as practicable after Completion but in any event by the date which is 3 months following Completion.

5.7	Title

Subject to clauses 7 and 8, beneficial ownership in the Express Assets and the FTS Assets will pass to the Purchaser upon Completion.

5.8	Risk

Risk in the Express Assets and the FTS Assets passes to the Purchaser upon Completion.

5.9	Land Sale Agreement

The parties acknowledge that completion under the Land Sale Agreement will occur contemporaneously with Completion under this Agreement.

5.10	Interdependence

The requirements of clauses 5.2 and 5.3 are interdependent and are to be carried out contemporaneously. No delivery or payment will be deemed to have been made until all deliveries and payments have been made.

5.11	Further assurance

After Completion the Vendor and the FTS Vendor must do all other things reasonably necessary or reasonably required by the Purchaser for putting the Purchaser in full possession of the Express Assets and the FTS Assets and to complete the transfer of the Express Assets and the FTS Assets.

5.12	Storage of Disclosure Material

As soon as practicable after Completion, the Vendor must arrange for a copy of the Disclosure Material to be recorded in electronic format on a compact disc and delivered for safe storage to Clayton Utz, on terms that it only be made available for inspection or copying to a party with the agreement of the Vendor and the Purchaser (except where disclosure is required by law) not to be unreasonably withheld.

6.    Completion Accounts

6.1	Stocktake

(a)
As soon as possible following Completion but in any event within 5 days of Completion, the Vendor and the FTS Vendor must, in conjunction with representatives of the Purchaser, carry out a stock-take of the Stock as at the close of business on the Completion Date. The Stock shall for this purpose be valued in accordance with the Completion Accounting Principles at the lower of cost or net realisable value applying those policies and standards for determining cost and net realisable value as have been used by the Vendor and the FTS Vendor in preparing its financial statements for corporate consolidation by the Vendor Group, having regard to obsolescence and slow moving items. For the avoidance of doubt, an item of stock shall not be obsolescent merely because it bears a reference to “Mayne” in any form or context.

(b)
The Stock lists, including the valuation of Stock, derived from that stocktake must then be provided to the Purchaser and Vendor and FTS Vendor and used in preparing the Completion Accounts and the Vendor and FTS Vendor and the Purchaser agree that those Stock lists shall only be capable of being a matter in dispute for the purpose of clause 6.5 to the extent to which there is a dispute as to whether the stocktake and valuation of Stock has been undertaken in accordance with clause 6.1(a).

(c)
As soon as possible following Completion but in any event within 5 days of Completion, the Vendor and the FTS Vendor must, in conjunction with representatives of the Purchaser, verify the existence in the Business of each of the motor vehicles, forklifts, other motorised vehicles and computers, whether owned or under lease, for the purposes of preparing the Completion Accounts.

6.2	Preparation of Completion Accounts

The parties must use all reasonable endeavours to ensure that, as soon as practicable following Completion (but in any event within 20 Business Days of the Completion Date), the Vendor will prepare the Completion Accounts in accordance with the Completion Accounting Principles and with the assistance of the Purchaser, which assistance must be provided with no additional charge.

6.3	Delivery and Auditor’s Review of the Completion Accounts

(a)	As soon as the Completion Accounts have been prepared, the Vendor must cause a copy of the Completion Accounts to be delivered to the Purchaser and to the Auditor.

(b)	On and after the date on which the Completion Accounts are delivered to the Purchaser, the Vendor agrees to provide the Purchaser and the Auditor with reasonable access to:

(i)	the Vendor to discuss the Completion Accounts; and

(ii)	to the Vendor’s work papers in relation to the preparation of the Completion Accounts.

(c)
The Auditor must, as soon as possible following delivery but in any event within 10 Business Days, conduct a review of the Completion Accounts in accordance with the Australian Auditing Standards applicable to review engagements and deliver an opinion (“Review Opinion”) within that period addressed to both the Vendor and the Purchaser stating whether the Completion Accounts have been prepared in accordance with this clause 6 and the Completion Accounting Principles.

(d)
Each of the parties must provide such assistance as the Auditor or the Expert may reasonably require in relation to any matter contemplated by this clause 6, including access to the records and the assistance of all employees of the Business.

6.4	Determination of the Adjustment Amount

(a)
Following delivery of the Review Opinion in accordance with clause 6.3, the Purchaser and the Vendor must confer and use all reasonable endeavours to agree on the Adjustment Amount within a period of 10 Business Days. The Vendor agrees to procure that the Auditor provides the Vendor and the Purchaser with reasonable access to:

(i)	the Auditor to discuss the Review Opinion; and

(ii)	to the Auditor’s work papers in relation to the preparation of the Review Opinion.

(b)
If the Adjustment Amount is agreed between the Vendor and the Purchaser in accordance with clause 6.4(a), that value so agreed will be final and binding on the parties. If the Vendor and the Purchaser do not agree on the Adjustment Amount within the period specified in clause 6.4(a) and no election to a referral is made in accordance with clause 6.5 within the period referred to in clause 6.5, the value for the Adjustment Amount determined by the Vendor will be final and binding on all parties.

6.5	Disputes

(a)
Subject to clause 6.6, if the Purchaser disputes that the Completion Accounts or any item contained in them have been prepared in accordance with this Agreement and the Purchaser and the Vendor do not resolve the matters in dispute within the 10 Business Day period referred to in clause 6.4(a), either the Vendor or the Purchaser may by notice in writing to the other at any time within 10 Business Days after the end of that period require that the difference of opinion or dispute be referred to an Expert for determination in accordance with the following principles:

(i)	the Expert will act as an expert and not as an arbitrator and his or written determination will be final and binding on the Vendor and the Purchaser in the absence of manifest error;

(ii)	the Expert will determine the difference of opinion or dispute within 10 Business Days;

(iii)	the Expert will have the right to review all relevant working papers of the Vendor and the Auditor;

(iv)
the costs of the Expert are to be borne in the manner agreed between the Vendor and the Purchaser if the difference of opinion or dispute is resolved by agreement between them as a consequence of mediation or, failing that, as determined by the Expert.

(b)
The Completion Accounts delivered to the Vendor and the Purchaser pursuant to clause 6.3 will be deemed to be varied to reflect any alteration agreed to by the Purchaser and the Vendor as a consequence of mediation undertaken pursuant to this clause 6.5 or which the Expert determines be made pursuant to this clause 6.5.

6.6	Limitation on Disputes

The Purchaser may not:

(a)	dispute the Completion Accounts unless the aggregate amount disputed in the Adjustment Amount exceeds $500,000; or

(b)	dispute any individual line item in the Completion Accounts (being a line item identified by a unique five digit code) unless the value of the item exceeds $125,000.

6.7	Workers’ Compensation Liability

(a)	Commissioning of actuarial report

As soon as reasonably practicable after the Completion Date and in any event not later than 10 Business Days thereafter, the Vendor shall appoint an actuary (the “Actuary”) to prepare and deliver to the Vendor and the Purchaser an actuarial report pursuant to this clause 6.7.

(b)	Scope of actuarial report

The Actuary must be instructed to prepare a report (the “Actuarial Report”) within 20 Business Days which includes a determination of the amount which is a reasonable provision in the circumstances for the Outstanding Workers’ Compensation Claims Liabilities of each member of the Vendor Group in respect of the Transferring Employees and Transferring Independent Contractors.

(c)	Delivery of Actuarial Report

A draft of the Actuarial Report shall be provided to the Purchaser for review and discussion as soon as it is available and in any event no later than 20 Business Days after the Completion Date. On and after the date on which the draft Actuarial Report is delivered to the Purchaser, the Vendor agrees to provide the Purchaser with reasonable access to:

(i)	the Vendor and the Actuary to discuss the draft Actuarial Report ; and

(ii)	to the Vendor’s and the Actuary’s work papers in relation to the preparation of draft Actuarial Report.

(d)	Cooperation of the Parties in preparation of the Actuarial Report

The parties shall cooperate fully in the preparation of the Actuarial Report.

(e)	Valuation methodology

The Actuarial Report will be prepared in accordance with the Actuarial Reporting Principles.

(f)	Objection to Actuarial Report

(i)
Delivery of Dispute Notice – Subject to clause 6.7(g), in the event that the Purchaser objects in good faith to any item of the Actuarial Report, the Purchaser shall so advise the Vendor by delivery to the Vendor of a written notice (the “Dispute Notice”) within 10 Business Days after the delivery to the Purchaser of the draft Actuarial Report. The Dispute Notice shall set out the reasons for the Purchaser’s objection as well as the amount in dispute and reasonable details of the calculation of such amount. If the Purchaser does not deliver a Dispute Notice within 10 Business Days after the delivery to the Purchaser of the draft Actuarial Report, the draft Actuarial Report will be deemed to be the Actuarial Report and will be final and binding on the parties.

(ii)
Resolution of Disputes –The Vendor and the Purchaser shall attempt to resolve all of the items in dispute set out in any Dispute Notice within 10 Business Days of receipt of the Dispute Notice by the Vendor and the Vendor shall instruct the Actuary to attempt to assist in that resolution. Any items in dispute not resolved within such 10 Business Day period shall be referred as soon as possible thereafter by the Vendor and the Purchaser to the Independent Actuary. The Independent Actuary shall act as expert and not as arbitrator and shall be required to determine the items in dispute that have been referred to it as soon as reasonably practicable but in any event not later than 10 Business Days after the date of referral of the dispute to it. In making its determination, the Independent Actuary will only consider the issues in dispute placed before it. The Vendor and the Purchaser shall provide or make available, and shall cause the Actuary to provide or make available, all documents and information as are reasonably required by the Independent Actuary to make its determination. The determination of the Independent Actuary shall be final and binding on the parties and the Actuarial Report shall be (or not be) adjusted in accordance with such determination.

(iii)
Report Expenses – The fees and expenses of the Actuary in acting in accordance with this clause 6.7 shall be paid by the Vendor. The fees and expenses of the Independent Actuary in acting in accordance with this clause 6.7 shall be shared equally by the Purchaser and the Vendor, unless the Independent Actuary determines otherwise.

(g)	Limitation on Disputes

The Purchaser may not dispute any item in the Actuarial Report unless the amount in dispute exceeds $125,000.

7.    Business Contracts

7.1	Novation or assignment on Completion

(a)	Novation of Business Contracts on Completion

(i)
The Vendor must use its best endeavours (at its own expense but excluding paying money or providing other valuable consideration to or for the benefit of, or commencing litigation against, any person (other than any payment which the Vendor or a member of the Vendor Group is liable to pay in accordance with the existing terms of the Business Contracts)) to obtain all necessary consents and to secure the novation of those of the Business Contracts as are listed in Part A of Schedule 5 by and with effect from Completion, on terms reasonably acceptable to both the Purchaser and the Vendor. The Purchaser must accept the novation, co-operate with the Vendor and each other party to the relevant Business Contract, and must execute any agreements or deeds that may reasonably be required by the relevant other party as a condition of the other party’s consent.

(ii)
If having complied with its obligations under clause 7.1(a)(i) the Vendor is unable to cause novation of any particular Business Contract, the Vendor must assign or procure the assignment to the Purchaser by and with effect from Completion the benefit of the contract, subject to the other party’s consent where required and provided that the benefit of the Business Contract is assignable, and must continue to seek the novation of the Business Contract in accordance with clause 7.2.

(b)	Assignments of Business Contracts on Completion

(i)
The Vendor must use its best endeavours (at its own expense but excluding paying money or providing other valuable consideration to or for the benefit of, or commencing litigation against, any person (other than any payment which the Vendor or a member of the Vendor Group is liable to pay in accordance with the existing terms of the Business Contracts)) to obtain all necessary consents and to secure the assignment to the Purchaser by and with effect from Completion of the Business Contracts as are listed in Part B of Schedule 5. The Purchaser must accept the assignment, co-operate with the Vendor and each other party to the relevant Business Contract, and must execute any agreements or deeds that may reasonably be required by the relevant other party as a condition of the other party’s consent.

(ii)
If having complied with its obligations under clause 7.1(b)(i), the Vendor is unable to cause the assignment of the Business Contract to the Purchaser, the Vendor must, subject to the other party’s consent where required and provided that the benefit of the Business Contract is assignable, assign or procure the assignment to the Purchaser by and with effect from Completion the benefit of the Business Contract and must continue to seek the assignment of the Business Contract in accordance with clause 7.2.

(c)	Assignments without consent of Business Contracts

The Vendor hereby assigns to the Purchaser with effect on and from Completion the benefit of those of the Business Contracts not listed in Schedule 5 in respect of which assignments are permitted without the consent of the other party to the Business Contract.

7.2	Novations or assignments after Completion

(a)
If having complied with its obligations under clause 7.1, the Vendor is unable to cause the novation or assignment of any Business Contract concerned by and with effect from Completion, then the Vendor must, with the Purchaser’s co- operation, continue to use its best endeavours to do so (at its own expense but excluding paying money or providing any other valuable consideration to or for the benefit of any person (other than any payment which the Vendor or a member of the Vendor Group is liable to pay in accordance with the existing terms of the Business Contracts)) for a period of 3 months after Completion.

(b)
On request by the Purchaser from time to time within 3 months after Completion, the Vendor must co-operate with the Purchaser in relation to any novation or assignment of any of the Business Contracts procured after Completion by the Purchaser.

(c)	The Vendor will deliver to the Purchaser original counterparts of any novations or assignments obtained following Completion as soon as reasonably practicable after they are obtained.

7.3	Obligations pending or if no novation or assignment

If any of the Business Contracts are not novated or assigned under clause 7.1 or 7.5 then, unless and until such a novation or assignment occurs under clause 7.2 or 7.5:

(a)	the Vendor must to the extent that it is lawfully able, procure that such Business Contract continues in full force and effect;

(b)	the Purchaser must perform on behalf of the Vendor all obligations of the Vendor under such Business Contract in respect of the period following Completion; and

(c)	the Vendor must account to the Purchaser for any amounts paid by the other party to that Business Contract to the Vendor after Completion in respect of that Business Contract.

7.4	Indemnities

(a)	The Vendor must:

(i)	comply with all obligations under the Business Contracts in respect of the period up to Completion; and

(ii)
indemnify the Purchaser against the non-payment, non-observance, or non-performance of any obligations arising under, or arising in respect of the Business Contracts or founded on any fact, matter, occurrence, event or circumstance happening before, during or in respect of that period.

(b)	The Purchaser must:

(i)
comply with all obligations under the Business Contracts in respect of the period on and from Completion and perform on behalf of the Vendor all obligations of the Vendor under such Business Contracts in respect of the period on and from Completion; and

(ii)
indemnify the Vendor against the non-payment, non-observance, or non-performance of any obligations arising under, or arising in respect of the Business Contracts which is founded on any fact, matter, occurrence, event or circumstance happening during or in respect of the period on and from Completion.

7.5    Westpac leasing arrangements

(a)
The Vendor must use its best endeavours (at its own expense but excluding paying money or providing other valuable consideration to or for the benefit of, or commencing litigation against, any person (other than any payment which the Vendor or a member of the Vendor Group is liable to pay in accordance with the existing terms of the WEF Lease)) to obtain all necessary consents and to secure the novation of the WEF Leases by and with effect from Completion, on terms reasonably acceptable to both the Purchaser and the Vendor. The Purchaser must accept the novation, co-operate with the Vendor and WEF, and must execute any agreements or deeds that may reasonably be required by WEF as a condition of WEF’s consent to the novation of the WEF Leases including, without limitation, entering into:

(i)	a new master lease agreement (or master lease agreements) with WEF to govern the WEF Leases on and from novation; and

(ii)
a novation deed between the Vendor, the FTS Vendor, WEF and the Purchaser (and, if necessary other parties) pursuant to which the WEF Leases are novated to the Purchaser and pursuant to which the Purchaser assumes, and the Vendor and the FTS Vendor is released from, all of the Continuing WEF Obligations to the extent that they relate to the WEF Leases after the Effective Time and/or anything done, or not done, by the Purchaser in relation to the WEF Leases.

(b)
If having complied with its obligations under clause 7.5(a)(i) the Vendor is unable to cause the novation of the WEF Leases (or any of them), the Vendor must assign or procure the assignment to the Purchaser by and with effect from Completion the benefit of the relevant WEF Leases, subject to WEF’s consent and provided that the benefit of the relevant WEF Leases is assignable, and must continue to seek the novation of the relevant WEF Leases in accordance with clause 7.5(a)(i).

7.6     FTS Vendor

Where the FTS Vendor is a party to a Business Contract, references in this clause 7 to “Vendor” are to be read as references to “FTS Vendor”.

8.        Assignment of Leases

8.1     Novation or assignment on Completion

(a)	Novation of Leases on Completion

The Vendor must use its best endeavours (at its own expense but excluding paying any money or providing other valuable consideration to or for the benefit of, or commencing any litigation against, any person (other than any payment which the Vendor or a member of the Vendor Group is liable to pay in accordance with the existing terms of the Lease)) to obtain all necessary consents and to secure the novation of those of the Leases as are listed in Part A of Schedule 8 by and with effect from Completion, on terms reasonably acceptable to both Purchaser and Vendor. The Purchaser must accept the novation, co-operate with the Vendor and each lessor, and must execute any agreements or deeds that may reasonably be required by the relevant lessor as a condition of the lessor’s consent, including the provision of security either equivalent to that presently in existence in relation to the Lease or which is required to be provided in accordance with the existing terms of the Lease.

(b)	Assignments of Leases on Completion

The Vendor must use its best endeavours (at its own expense but excluding paying any money or providing other valuable consideration to or for the benefit of, or commencing any litigation against, any person (other than any payment which the Vendor or a member of the Vendor Group is liable to pay in accordance with the existing terms of the Lease)) to obtain all necessary consents and to secure the assignment to the Purchaser by and with effect from Completion of the Leases as are listed in Part B of Schedule 8. The Purchaser must accept the assignment, co-operate with the Vendor and each lessor, and must execute any agreements or deeds that may reasonably be required by the relevant lessor as a condition of the lessor’s consent, including the provision of security either equivalent to that presently in existence in relation to the Lease or which is required to be provided in accordance with the existing terms of the Lease.

8.2     Novations or assignments after Completion

(a)
If having complied with its obligations under clause 8.1, the Vendor is unable to cause the novation or assignment of any Lease concerned by and with effect from Completion, then the Vendor must, with the Purchaser’s co-operation, continue to use its best endeavours to do so (at its own expense but excluding paying any money or providing other valuable consideration to or for the benefit of, or commencing any litigation against, any person (other than any payment which the Vendor or a member of the Vendor Group is liable to pay in accordance with the existing terms of the Lease) for a period of 3 months after Completion.

(b)
On request by the Purchaser from time to time within 3 months after Completion, the Vendor must co-operate with the Purchaser in relation to any novation or assignment of any of the Leases procured after Completion by the Purchaser.

(c)	The Vendor will deliver to the Purchaser original counterparts of any novations or assignments of Leases obtained following Completion as soon as reasonably practicable after they are obtained.

8.3    Obligations pending or if no novation or assignment

If any of the Leases are not novated or assigned under clause 8.1 then, unless and until such a novation or assignment occurs under clause 8.2:

(a)
the Vendor must, to the extent it is lawfully able, procure that the Lease continues in full force and effect and must allow the Purchaser to use or occupy the properties the subject of the Lease as licensee; and

(b)
the Purchaser must, to the extent it is lawfully able, perform all obligations of the Vendor under the Lease in respect of the period following Completion, and the Vendor must, to the extent to which the Purchaser is unable to lawfully perform an obligation or exercise a right of the Vendor under the Lease, on the request and at the expense of the Purchaser perform that obligation or exercise that right.

8.4	Indemnities

In respect of each of the Leases:

(a)
except for any Lease Liability which has been properly provided for on Completion, the Vendor is responsible for complying with all obligations under each Lease in respect of the period up to and including Completion, and must indemnify the Purchaser against the non-payment, non-observance, or non-performance of any obligations arising in respect of each Lease on and before Completion or relating to any act, event, omission, circumstance or matter occurring prior to Completion; and

(b)
the Purchaser will be responsible for complying with all obligations under each Lease in respect of the period following Completion, and must indemnify the Vendor against the non-payment, non-observance, or non-performance of any obligations arising in respect of each Lease after Completion, save to the extent that such non-payment, non-observance, or non-performance relates to any act, event, omission, circumstance or matter occurring prior to Completion.

8.5	FTS Vendor

Where the FTS Vendor is a party to the Lease, references in this clause 7 to “Vendor” are to be read as references to “FTS Vendor”.

9.    Debts and liabilities

9.1	Debts and liabilities owing by the Vendor

Except as expressly provided in this Agreement, no debts or liabilities of the Vendor, the FTS Vendor or any member of the Vendor Group in respect of the Business are being undertaken or assumed by the Purchaser. The Vendor, the FTS Vendor and other members of the Vendor Group will remain responsible for the payment, satisfaction and discharge of all such debts and liabilities, and will pay and discharge in the ordinary course of business those debts and liabilities.

9.2	Ownership of debtors on or after the Completion Date

The Purchaser is entitled to receive and keep for its own benefit payments made or to be made in relation to all debts due to it for services provided or supplied by it or otherwise due to it in the conduct of the Business after the Completion Date.

9.3	Collection of the Trade Debts

(a)	The Vendor and the FTS Vendor are entitled to the Trade Debts.

(b)
The Vendors and the Purchaser will, and the Vendor will ensure that all other members of the Vendor Group will, comply with the debt collection parameters contained in clause 9.4 in relation to the collection of the Trade Debts and all debts and other money which is, or becomes, owing to the Vendors in connection with the conduct of the Business on or prior to the Completion Date.

(c)
On or before the Completion Date, the Vendor and the Purchaser will use their reasonable endeavours to send a letter (or fax or email) in the agreed form to each of the customers of the Business advising the customers of:

(i)	the execution of this agreement and the proposed sale of the Business to the Purchaser;

(ii)	the expected Completion Date; and

(iii)	arrangements for the payment of outstanding Vendors’ Debts after the Completion Date.

The communication will also contain such other information which the Purchaser requires in relation to the ongoing operation of the Business after the Completion Date.

(d)
In clause 9 of this Agreement, “Vendors’ Debts” means Trade Debts and all debts and other money which is, or becomes, owing to the Vendors in connection with the conduct of the Business on or prior to the Completion Date.

9.4     Debt Collection Parameters

The parameters applicable to the collection of debts to be adopted by the Vendors (and members of the Vendor Group) and the Purchaser (and Related Bodies Corporate of the Purchaser) are as follows:

(a)
any amount received by a Vendor (or any member of the Vendor Group) or the Purchaser (or any Related Body Corporate of the Purchaser) in payment of, or which is readily reconcilable with, specific Vendors’ Debts or debts to the Purchaser must be treated as a payment of those Vendors’ Debts or debts to the Purchaser (as the case may be); and

(b)	where any amount received by a Vendor (or any member of the Vendor Group) or the Purchaser (or any Related Body Corporate of the Purchaser) in payment of amounts which may include Vendors’ Debts and:

(i)	the debtor owes separate debts to the Purchaser (“Purchaser Debts”); and

(ii)	the amount paid is not identified by the debtor as a payment of, or is not readily reconcilable with, specific Vendors’ Debts or specific Purchaser Debts,

the	amount must be applied as follows and in the following order:

(iii)
first, against Vendors’ Debts outstanding for not more than 90 days after the due date (in accordance with the relevant invoice) for payment (unless a dispute exists between the Vendor or the FTS Vendor and the customer) and those which have been outstanding the longest within that 90 day period must be paid before the others;

(iv)
second, against Purchaser Debts outstanding for not more than 90 days after the due date (in accordance with the relevant invoice) for payment (unless a dispute exists between the Purchaser and the customer) and those which have been outstanding the longest must be paid before the others;

(v)
third, against Vendors’ Debts and Purchaser Debts not covered by clause 9.4(b)(iii) or (iv) (unless a dispute exists between the Vendor or the FTS Vendor and the customer) and those which have been outstanding the longest must be paid before the others.

(c)	the Vendors must not (and the Vendor must ensure that each member of the Vendor Group does not) issue any credit notes in relation to any Trade Debts other than in the usual course of business;

(d)	the Purchaser must not issue any credit note in relation to services provided by the Vendor or the FTS Vendor prior to Completion without the prior written consent of the Vendor;

(e)
the Vendors must not (and the Vendor must ensure that each member of the Vendor Group does not) refer any Vendors’ Debt to a debt collection agency, issue a letter of demand, commence any proceedings or actions in any court or tribunal or issue instructions to prepare, issue or commence any demand, proceedings or action unless 60 days have passed since the due date for payment and in any event not prior to the date which is 4 weeks from the Completion Date.

9.5	Written account and payment

On or before each Wednesday during the 3 months after the Completion Date the parties must:

(a)	meet to discuss the Vendors’ progress in relation to the collection of the Trade Debts;

(b)	provide a written account of the collection of the Trade Debts by each party for the previous week; and

(c)	each pay to the other party all amounts collected by that party and owing to the other party under clause 9.4.

9.6	Vendors’ responsibility

(a)	For the avoidance of doubt, the Vendor and the FTS Vendor are responsible for the collection of any Trade Debts.

(b)
The Purchaser will not be liable for any Loss suffered by the Vendors (or any member of the Vendor Group) as a result of or in any way arising from or in connection with any act or omission of the Purchaser in complying with this clause 9, other than loss arising from fraud or wilful default by the Purchaser.

(c)
The Vendors will not be liable for any Loss suffered by the Purchaser (or any Related Body Corporate of the Purchaser) as a result of or in any way arising from or in connection with any act or omission of the Vendors in complying with this clause 9, other than loss arising from fraud or wilful default by the Vendors.

10.   Release of Vendor’s Guarantees

10.1	Release

The Purchaser and the Purchaser’s Guarantor must use their best endeavours (at their own expense but excluding paying money or providing other valuable consideration to or for the benefit of any person but including the provision of at least an equivalent guarantee or undertaking) to secure the release of each member of the Vendor Group from the Vendor’s Guarantees effective from Completion.

10.2	Failure to obtain releases

The Purchaser and the Purchaser’s Guarantor must pay the Vendor an amount equal to any loss or expense which any member of the Vendor Group incurs or is liable for in relation to any Vendor’s Guarantee which:

(a)	is referred to in Schedule 4; and

(b)	relates to any event, matter, act or omission occurring after Completion.

11.   Shared arrangements

11.1	Shared Contracts

(a)
Subject to the terms of each Shared Contract, the Vendor and the Purchaser agree that they will use their respective best endeavours (at their own expense but excluding the payment of money or providing any other form of valuable consideration to or for the benefit of, or commencement of litigation against, any person (other than any payment which the Vendor or a member of the Vendor Group is liable to pay in accordance with the existing terms of the Shared Contract)) to transfer that part of the benefits and obligations under the Shared Contract that relate to the Business with effect on and from Completion by one of the following methods:

(i)
firstly—by amending the Shared Contract to remove from the Shared Contract those benefits and obligations under the Shared Contract that relate to the Business and entry into a new contract providing for those benefits and obligations between the counterparty to the Shared Contract and the Purchaser; and

(ii)
secondly—if transfer pursuant to sub-paragraphs (i) above cannot be effected, by assigning that part of the benefits and obligations under the Shared Contract that relate to the Business from the Vendor to the Purchaser.

(b)
If the transfer cannot be effected by one of the methods contemplated in paragraph (a), then to the extent that the Shared Contract permits, the Vendor agrees to procure that the relevant member of the Vendor Group will, and the Purchaser agrees that it will, conduct its business on the basis that the Shared Contract had been assigned as contemplated in paragraph (a)(ii).

(c)
The Purchaser agrees with the Vendor that it will indemnify the member of the Vendor Group which is party to the Shared Contract against any loss or liability suffered or incurred as a result of the non-payment, non-observance or non-

performance of any obligations of the Purchaser under paragraphs (a) or (b) above in relation to the Shared Contract.

(d)
The Vendor agrees with the Purchaser that it will indemnify the Purchaser against any loss or liability suffered or incurred as a result of the non-payment, non-observance or non-performance of any obligations of the Vendor (or any member of the Vendor Group) under the Shared Contract that relate to the period up to and including the Completion Date.

11.2	Other shared arrangements

(a)
(Shared Services Agreement): The Vendor and the Purchaser will use their best endeavours in good faith to negotiate the Shared Services Agreement on ordinary arms’ length commercial terms prior to Completion.

(b)	(Contracts shared between purchasers): The Purchaser agrees to:

(i)
use its best endeavours (at its own expense but excluding the payment of money or providing any other form of valuable consideration to or for the benefit of, or commencement of litigation against, any person) to procure the release of the Vendor or the FTS Vendor, as the case may be, from any obligations of the Vendor under the Logistics Shared Contracts; and

(ii)
negotiate in good faith with the purchasers under the Armaguard Agreement and the Contract Logistics Agreement in relation to the use of goods or services provided under the Logistics Shared Contracts.

12.   Employees and Independent Contractors

12.1	Offer of employment or engagement

(a)
Before Completion the Purchaser must offer employment substantially in the form of Schedule 11 to each of the Employees, to commence on the Completion Date. Unless otherwise agreed in writing by the Vendor and the Purchaser, the employment so offered must be for a position substantially similar to the relevant Employee’s position immediately prior to Completion and must be on terms and conditions of employment no less favourable in aggregate than those on which the relevant Employee is employed immediately prior to Completion.

(b)
Before Completion the Purchaser must offer engagement substantially in the form of Schedule 12, to each of the Independent Contractors to commence on the Completion Date. The engagement so offered must be on terms and conditions of engagement no less favourable in aggregate than those on which the Independent Contractor is engaged immediately prior to Completion.

12.2	Payments to Transferring Employees and Transferring Independent Contractors

(a)
On the Completion Date, if it has not already done so, the Vendor or relevant member of the Vendor Group must pay to each Transferring Employee the amount of his or her wage or salary entitlements, bonuses and commissions (for the avoidance of doubt excluding annual, sick and long service leave entitlements) accrued up to the Effective Time whether pursuant to a contract of employment, Australian Workplace Agreement, award, statute or otherwise. The Vendor must indemnify the Purchaser against all claims made by such Transferring Employee from time to time against the Purchaser in relation to all wage or salary entitlements, bonuses and commissions (excluding annual, sick and long service leave entitlements) of that Transferring Employee in respect of the period up to the Effective Time .

(b)
On the Completion Date, if it has not already done so, the Vendor or relevant member of the Vendor Group must pay to each Transferring Independent Contractor all amounts owing to them up to the Effective Time whether pursuant to contract, award, statute or otherwise. The Vendor must indemnify the Purchaser against all claims made by such Transferring Independent Contractors from time to time against the Purchaser in relation to all amounts owing to them in respect of the period up to the Effective Time whether pursuant to contract, award, statute or otherwise.

(c)	For the avoidance of doubt, paragraphs (a) and (b) do not require the Vendor to make any retirement, redundancy or severance payments of the nature described in clause 12.4(d).

12.3	Recognition of prior service

The Purchaser covenants with the Vendor that it will treat each Transferring Employee and Transferring Independent Contractor and deal with every entitlement (including annual and sick leave, rostered days off and prior service for the purpose of calculating long service leave and redundancy or severance payment) as if every entitlement had been accrued by the respective Transferring Employee and Transferring Independent Contractor while in the employment or engagement of the Purchaser.

12.4	Indemnity for Employees and Independent Contractors

Subject to Completion and to compliance by the Vendor or relevant member of the Vendor Group with its obligations under clause 12.2, the Purchaser will be solely responsible for and must indemnify each member of the Vendor Group or relevant member of the Vendor Group in respect of:

(a)	wages and salary owing to Transferring Employees and attributable to their employment from the Effective Time;

(b)	fees or charges owing to Transferring Independent Contractors and attributable to their engagement from the Effective Time;

(c)	annual leave, sick leave, rostered day off leave and long service leave owing to Employees and attributable to their employment both before Completion or after Completion;

(d)
retirement, redundancy or severance payments or costs of any kind (including payment in lieu of notice, payments in respect of goodwill and other severance payments) payable under a contract of employment or engagement, Australian Workplace Agreement, award, agreement (certified, registered or otherwise) or other arrangement or an award or order made by a Court or other tribunal under statute, to any Employee or any Independent Contractor and whether attributable to their employment or engagement before or after Completion arising from the termination of their employment or engagement by the Vendor or relevant member of the Vendor Group.

12.5	Work-related claims

(a)
The Purchaser will be responsible for and must indemnify the Vendor or relevant member of the Vendor Group in respect of any workers’ compensation claim whether under statute, common law or otherwise and whether made before or after Completion by any Transferring Employee or Transferring Independent Contractor whether attributable to their employment or engagement by the Vendor or the relevant member of the Vendor Group before Completion or the Purchaser from Completion.

(b)
If as a result of the Purchaser’s employment or engagement of the Transferring Employees or the Transferring Independent Contractors, the Vendor is liable to repay to WorkCover Queensland any amount in respect of funds advanced by WorkCover Queensland to the Vendor in respect of the management and payment of workers’ compensation claims which have an incident date prior to the Vendor obtaining a self insurance licence in Queensland, the Purchaser will indemnify the Vendor in respect of that proportion of the total amount to be repaid which is attributable to the Transferring Employees and the Transferring Independent Contractors no longer being employed or engaged by a Vendor Group Member.

(c)	If as a result of the Purchaser’s employment or engagement of the Transferring Employees or the Transferring Independent Contractors, the Vendor is liable to pay any amount in accordance with:

(i)	any provision of:

A.	the WorkCover Queensland Act, 1996;

B.	the Accident Compensation Act, 1985, (Vic);

C.	the Workers Rehabilitation and Compensation Act, 1986 (SA);

D.	the Workers Compensation Act, 1987 (NSW); or

(ii)	any provision of any other statute relating to workers’ compensation in Queensland, Victoria, South Australia or New South Wales; or

(iii)	any provision of the Vendor’s self-insurance licences in Queensland, Victoria, South Australia or New South Wales,

the Purchaser will indemnify the Vendor in respect of that proportion of the total amount to be paid which is attributable to the Transferring Employees and the Transferring Independent Contractors no longer being insured under the Vendor’s relevant self-insurance licence.

(d)
The Purchaser must notify the relevant workers’ compensation authority in each State and Territory in which the Transferring Employees or the Transferring Independent Contractors work and any applicable authorised insurers as soon as practicable after the Completion Date that it has become the employer of each of the Transferring Employees and the principal of each of the Transferring Independent Contractors and from the Completion Date the Purchaser will be liable to make and will make the weekly compensation payments (if any) payable under the relevant workers’ compensation legislation in respect of the Transferring Employees or Transferring Independent Contractors. The Purchaser covenants that it will fully and properly comply with its statutory obligations (if any) as an employer or principal with respect to each of the Transferring Employees and Transferring Independent Contractors under the workers’ compensation legislation in each State or Territory in which the Transferring Employees and Transferring Independent Contractors reside.

(e)
The Vendor must use its reasonable endeavours to ensure that each workers’ compensation authority in Queensland, Victoria, South Australia, New South Wales and Western Australia assumes the management of all Pre-Completion Workers’ Compensation Claims governed by the laws of the relevant state and if such an authority refuses to do so, the Vendor must itself, or must engage a third party (with the prior consent of the Purchaser which may not be unreasonably withheld):

(i)	manage all Pre-Completion Workers’ Compensation Claims which the workers’ compensation authority refuses to manage: and

(ii)
maintain all records and do all things which may be reasonably required to be done by the Purchaser [Contracts Agreement only: or any of the Group Members] in respect of the Pre-Completion Workers’ Compensation Claims which the workers’ compensation authority refuses to manage, at the Purchaser’s cost and as the agent of the Purchaser.

(f)
The Vendor must give to the Purchaser notice of any Pre-Completion Workers’ Compensation Claim or of any circumstances giving rise or likely to give rise to an Pre-Completion Workers’ Compensation Claim of which it becomes aware and must, to the extent permitted by law, give to the Purchaser access to any correspondence, notices, letters or documents that may relate to such a claim and allow the Purchase to take such copies as reasonably requested.

(g)
At the Purchaser’s cost, the Vendor must give the Purchaser all such assistance, information and documents as the Purchaser reasonably requires and as is permitted by law to assist in the defence or settlement of any Pre-Completion Workers’ Compensation Claim or exercise any rights of subrogation in respect of any Pre-Completion Workers’ Compensation Claim.

(h)
To the extent permitted by law, the Vendor must deliver to the Purchaser any documents or records which the Purchaser is required by law to maintain in respect of any claim made under any statute relating to workers’ compensation.

(i)
The Vendor must not without the prior consent of the Purchaser, which may not be unreasonably withheld, incur any expense in respect of which it is indemnified by the Purchaser or take any step in litigation or make any payment, settlement or admission of liability in respect of any Pre-Completion Workers’ Compensation Claim.

(j)
The Vendor must, at the request of the Purchaser do everything reasonably necessary to assign to the Purchaser any rights or entitlements that a Vendor Group Member has to recover any moneys from any person other than Vendor Group Member in respect of any Pre-Completion Workers’ Compensation Claim.

(k)
To the extent that any rights or entitlements referred to in sub-clause (j) cannot be assigned, the Vendor must, acting reasonably, enforce any rights or entitlements that it or a Vendor Group Member has to recover any moneys paid in respect of any Pre-Completion Workers’ Compensation Claim and account to the Purchaser for the proceeds of that enforcement, less the actual costs (including legal costs on a full indemnity basis) incurred by the Vendor in that enforcement.

(l)
If the workers compensation authority of New South Wales, Victoria, Western Australia, South Australia or Queensland requires the Vendor to provide a continuing bank guarantee in respect of Indemnified Workers’ Compensation Claims, the Purchaser must use its reasonable endeavours (including the payment of money or providing other valuable consideration) to ensure that the authority agrees to release the Vendor from its obligation to provide the continuing bank guarantee and accept, in substitution therefor a guarantee from the Purchaser or a Related Body Corporate. If those endeavours are not successful, and the Vendor is required to provide a continuing bank guarantee in respect of Indemnified Workers’ Compensation Claims, the Vendor may charge the Purchaser a guarantee fee, being the actual proportion of the cost of the guarantee relevant to the subject Indemnified Workers’ Compensation Claims charged by the relevant financial institution to the Vendor and all other Liabilities of the Vendor arising as a consequence of providing the guarantee.

12.6	Assistance

(a)
The Vendor will use its best endeavours (at its own expense but excluding paying money or providing other valuable consideration to or for the benefit of, or commencing litigation against, any person) to procure the acceptance of the offers provided by the Purchaser in accordance with clause 12.1.

(b)
The Vendor will provide all reasonable assistance requested by the Purchaser in relation to any negotiations with any unions which represent any of the Employees or in relation to any proceedings commenced by or on behalf of any of the Employees in any industrial relations commission or court relating to any claim for a redundancy or severance payment arising out of the transfer of the Employees from either of the Vendors to the Purchaser.

13.   Superannuation

(a)
The Purchaser will nominate or establish as soon as possible after the Completion Date a defined contribution superannuation fund (“Purchaser’s Superannuation Fund”) which complies with all applicable laws and regulations to provide superannuation benefits for each Transferring Member on and from the Completion Date which benefits, in the aggregate, are no less favourable overall than the benefits which would have been provided at the Completion Date by the Vendor’s Superannuation Fund in the same circumstances.

(b)
For each Transferring Employee who is a member of an External Fund on the Completion Date, the Purchaser will continue the superannuation arrangements in the External Fund from the Completion Date unless the Purchaser decides to change them.

(c)	The Purchaser will use its best endeavours to ensure that each Transferring Member becomes a member of the Purchaser’s Superannuation Fund with effect from the Completion Date.

(d)
The Vendor will use its best endeavours to ensure that the trustee of the Vendor’s Superannuation Fund transfers, as soon after the Completion Date as possible, the Transfer Value (determined in accordance with clause 13(e)) in respect of each Transferring Member from the Vendor’s Superannuation Fund to the Purchaser’s

Superannuation Fund or to any other complying superannuation arrangement nominated in writing by the Transferring Member.

(e)
The Transfer Value transferred in respect of each Transferring Member from the Vendor’s Superannuation Fund to the Purchaser’s Superannuation Fund (or any other complying superannuation arrangement nominated in writing by the Member) will be the amount which represents the benefit due to the Transferring Member at the Completion Date as calculated in accordance with the trust deed of the Vendor’s Superannuation Fund in effect immediately before the Completion Date, together with interest on that amount from the Completion Date to the date that the Transfer Value is actually transferred from the Vendor’s Superannuation Fund (at the Vendor’s Superannuation Fund’s earning rate for that period).

(f)
The Vendor must provide, and must use its best endeavours to ensure that the trustee of the Vendor’s Superannuation Fund provides, to the Purchaser and to the trustee of the Purchaser’s Superannuation Fund any information reasonably required by them in connection with this clause 13.

(g)	The Purchaser agrees to secure in respect of each Transferring Member, on his or her –

(i)	death or total and permanent disablement; or

(ii)	if applicable in respect of that Transferring Member immediately before the Completion Date under the Vendor’s Superannuation Fund, total temporary disablement,

while employed by the Purchaser between the Completion Date and the date that he or she becomes a member of the Purchaser’s Superannuation Fund under clause 13(c), a benefit of an amount at least equal to the value of the benefit that would have been payable from the Vendor’s Superannuation Fund if the Transferring Member had died or become totally and permanently disabled or, if applicable, become totally and temporarily disabled under the Vendor’s Superannuation Fund on the day of the relevant event. For this purpose, amounts paid to or in respect of the Transferring Member from the Vendor’s Superannuation Fund (whether as a result of the Transferring Member’s death or total and permanent disablement) but which are not transferred to the Purchaser’s Superannuation Fund, must be taken into account.

14.   Vendors’ Obligations

14.1	Independent Contractors

Within seven days of the date of this Agreement, the Vendor will provide to the Purchaser a complete and accurate list of the Independent Contractors.

14.2	Conduct of Business

Each of the Vendors undertakes and represents that before the Effective Time:

(a)	the Business will only be conducted as a going concern in the ordinary and usual course and otherwise in substantially the same manner as before the date of this Agreement;

(b)	apart from fair wear and tear, it will perform such maintenance of the Assets as would be conducted in the ordinary course during that period;

(c)	use its reasonable endeavours not to commit, or to permit a member of the Vendor Group to commit, a Material breach or default of its obligations under any Business Contract or Lease;

(d)	it will not without the prior written consent of the Purchaser:

(i)	enter into any commitment for any single item of capital expenditure relating substantially to the Business which is in excess of $40,000;

(ii)	close down any part of the Business;

(iii)	make sales of services otherwise than in the ordinary and usual course of the Business;

(iv)	enter into any material contracts relating substantially to the Business including contracts of a duration exceeding 12 months or requiring expenditure by it of more than $40,000;

(v)	dispose of any Asset with a written down book value of more than $40,000;

(vi)	incur any liability relating substantially to the Business in excess of $40,000 other than in the ordinary and usual course of the Business; or

(vii)	amend a Material term of, terminate, novate or assign (other than as expressly required by the terms of this Agreement) any Material Business Contract;

(e)	it will not employ any employee in the Business whose total individual employment cost is greater than $75,000 per annum without the Purchaser’s prior written consent;

(f)	it will not engage any independent contractor in the Business whose total individual engagement cost is greater than $75,000 per annum without the Purchaser’s prior written consent;

(g)
it will not make any change (other than any change required to comply with any relevant award or statute) of the basis or amount of remuneration or the terms and conditions of employment of any Employee without the Purchaser’s prior written consent;

(h)	use its reasonable endeavours to maintain in full force and effect all Authorisations required for, or in connection with, the Business and the Assets; and

(i)
it will use its reasonable endeavours not to prejudice the Business or its relationship with suppliers, customers and others having business relationships with it in connection with the Business and the Assets.

14.3          Representation

With effect from the date of this Agreement:

(a)	the Purchaser may identify one or more persons to act as its representatives at each of the places at which the Business is carried out (each, a “Representative”);

(b)	the Vendor must procure that each Representative is provided with an office and secretarial, administrative and computer and communications support at any place at which he or she is based;

(c)
the Vendor must procure that each Representative is afforded full and free access to the Business premises and operations at and about the place at which he or she is based, provided that the Purchaser must use all reasonable endeavours to ensure that such access does not materially adversely affect the conduct of the Business.

14.4          Access to Business, Assets and Management

(a)	With effect on and from the date of this Agreement, the Vendor undertakes to procure that the Purchaser and its advisers are allowed full and free access to:

(i)	the Business Records and the Assets; and

(ii)	all Employees,

in the relevant location where access is sought, to enable the Purchaser to become familiar with the Business and the capacity and capabilities of the employees (including management personnel) to conduct the Business provided that the Purchaser must use all reasonable endeavours to ensure that such access does not materially adversely affect the conduct of the Business.

(b)
With effect on and from the date of this Agreement, the Vendor undertakes to procure that management of the Vendor Group are reasonably available to assist the Purchaser and its advisers in communication and liaison with customers of the Business and development of its plans to integrate the Business with the business of the Purchaser.

(c)	After the Completion Date, the Vendors must keep the Excluded Business Records (other than the records relating to the Trade Debts) for five years from the Completion Date.

(d)
During the period referred to in clause 14.3(c), the Vendor and the FTS Vendor must provide the Purchaser reasonable access to the Excluded Business Records (other than the records relating to the Trade Debts) and assistance (including copies of relevant documents) as reasonably requested by the Purchaser.

14.5          Definition of Material

For the purposes of this clause 14, “Material” means an impact, liability, obligation or cost whether immediate or deferred of $40,000 or greater.

14.6          Purchaser’s debts

If the Vendor or the FTS Vendor receives a payment in respect of any debt or other money which is or becomes owing to the Purchaser (or any of its Related Bodies Corporate) in relation to goods or services sold or provided by the Purchaser in respect of the Business at or after Completion, the Vendor or the FTS Vendor (as applicable) will pay the amount received to the Purchaser within 5 Business Days of receiving it.

15.          Purchaser’s Obligations

15.1          Supply of references

Before and after Completion, the Purchaser must promptly supply such references or information and do anything else reasonably required by:

(a)	any lessor named in the Leases; or

(b)	any third party named in the Business Contracts, in relation to the assignment or novation of a Lease or Business Contract.

15.2          Fixed Assets

(a)	The Purchaser acknowledges and agrees that the Fixed Assets may include plant and equipment which is a fixture or a tenant’s fixture or a part of the land on which it is situated.

(b)
Notwithstanding that the Purchaser vacates Premises at or any time after Completion, the Purchaser may not make any claim against the Vendor or FTS Vendor in relation to the value or classification of such items of Fixed Assets on the basis of them being fixtures, tenant’s fixtures or part of the land on which they are being situated.

15.3          Access

(a)	After the Completion Date, the Purchaser must keep the Business Records delivered to the Purchaser on Completion for 5 years from the Completion Date.

(b)
During the period referred to in clause 15.3(a), the Purchaser must provide the Vendor and the FTS Vendor reasonable access to the Business Records and assistance (including copies of relevant documents) as reasonably requested by the Vendor, including in order to permit the Vendor and the FTS Vendor to complete tax returns.

15.4          Trade Mark Licence

(a)	Grant of Licence

(i)
The Vendor grants to the Purchaser a non-exclusive royalty free licence to use the Trade Marks in Australia (the “Territory”) for the term set out in clause 15.3(a)(ii) and only as permitted by the terms and conditions set out in this clause 15.4.

(ii)
The Purchaser may only exercise its rights under the licence granted pursuant to clause 15.4(a)(i) to the extent that the Vendor (or another member of the Vendor Group) used the Trade Marks in relation to the Business immediately prior to the Completion Date and:

A.
in the case of any external communications (other than external communications acknowledging that the Business and the Assets were previously owned by the Vendor Group), or any other use except those uses set out in paragraph B. below, for as long as is reasonably necessary and in any event no later than the date which is two months from the Completion Date;

B.	in the case of external signage and external communications acknowledging that the Business and the Assets were previously owned by the Vendor Group, for as long as is reasonably necessary and in any event no later than the date which is nine months from the Completion Date,

unless the Vendor has given its prior written consent to the continued use of any of the Trade Marks;

(b)	Terms of Use

(i)	The Purchaser may only use the Trade Marks in accordance with the terms of this Agreement.

(ii)	The Purchaser must not use the Trade Marks in a manner which is prejudicial to the Vendor or a member of the Vendor Group.

(iii)	The Purchaser acknowledges that each of the Trade Marks are of particular importance and value to the Vendor and that they are the sole and exclusive property of the Vendor.

(iv)
If, in its discretion, exercised reasonably, the Vendor decides that use of any of the Trade Marks by the Purchaser is in any way materially prejudicial to the maintenance of any registration of or any other rights of the Vendor in any of the Trade Marks, the Vendor may direct the Purchaser to change its manner of use of any of the Trade Marks within the time reasonably specified by the Vendor.

(v)
If the Vendor directs the Purchaser to change its manner of use pursuant to clause 15.3(b)(iv), the Purchaser must take all reasonable actions in the circumstances necessary to ensure that its manner of use of the Trade Marks is changed in the manner directed by the Vendor and that all other use of the Trade Marks ceases within the time specified by the Vendor.

(c)	Purchaser Acknowledgements

The Purchaser acknowledges that:

(i)	all right, title and interest in and to each of the Trade Marks is and remains vested absolutely in the Vendor;

(ii)	the Vendor has the right to apply to register each of the Trade Marks for such goods and/or services as the Vendor sees fit;

(iii)	except for the licence and permission granted to it by this Agreement, the Purchaser has no right, title or interest in or to any of the Trade Marks; and

(iv)	all goodwill and any other right, title and interest arising from the use of any of the Trade Marks by the Purchaser will ensure solely for the benefit of the Vendor.

(d)	Undertakings

The Purchaser undertakes to the Vendor that:

(i)	the Purchaser will not itself or assist any third party to challenge or in any way impugn the registration, validity of or ownership of any of the Trade Marks;

(ii)
the Purchaser will not at any time use any of the Trade Marks in a manner likely to prejudice the distinctiveness or reputation of any of the Trade Marks or the validity of any registration for any of the Trade Marks. In particular, without limiting the generality of the foregoing, the Purchaser will not, without the Vendor’s prior written consent, use in its business any other trade mark which is substantially identical with or deceptively similar to any of the Trade Marks or so nearly resembling any of the Trade Marks as to be likely to deceive or cause confusion;

(iii)
the Purchaser will not use any of the Trade Marks in juxtaposition to any other trade marks, embellishment or device without the prior written consent of the Vendor (such consent not to be unreasonably withheld);

(iv)
the Purchaser will not either within or outside the Territory seek to register any of the Trade Marks for any goods or services in respect of which any of the Trade Marks are registered or used or for any similar or closely related goods or services; and

(v)
the Purchaser will, from time to time at the request of the Vendor, execute and provide to the Vendor (or as the Vendor may direct) any consents, authorisations or other documents required to secure or perfect the Vendor’s rights, titles and interests in and to any of the Trade Marks.

(e)
Where any of the Trade Marks is used pursuant to the terms of this Agreement in any document (including but not limited to any invoice) or any advertising or promotional material issued by or on behalf of the Purchaser, or on a website controlled or authorised by the Purchaser or any of its Related Bodies Corporate, the Purchaser must (unless otherwise authorised by the Vendor in writing beforehand) include the following text or text to the same effect:

“MAYNE” is a trade mark used under licence from Mayne Group Limited by Toll Transport Pty Limited”

provided that this clause 15.4(e) shall not apply in relation to any document or other material used solely for internal purposes by the Purchaser and its Related Bodies Corporate and which is not provided to an external party.

15.5        Infringement

(a)
If the Purchaser receives notice, or otherwise becomes aware, of any infringement of, misuse of, unauthorised use of, act inconsistent with, challenge to or claim, demand or suit by a party other than the Purchaser or any of its Related Bodies Corporate against or related to any of the Trade Marks (an “Infringement”), the Purchaser must notify the Vendor as soon as possible giving such detailed particulars of the Infringement as it reasonably can.

(b)	The Vendor may consult with the Purchaser about the appropriate action to take in relation to any Infringement notified by the Purchaser to the Vendor pursuant to clause 15.5(a).

(c)	The Vendor may in its sole discretion:

(i)	take such action as it deems necessary or desirable (including, without limitation, issuing, conducting or settling legal or administrative proceedings) to bring the Infringement to an end;

(ii)
require the Purchaser at the Vendor’s reasonable expense to take such action as the Vendor deems reasonably necessary or desirable (including issuing, conducting or settling legal or administrative proceedings) to bring the Infringement to an end;

(iii)	elect to take no action at all, in which case no action will be taken in respect of that Infringement; or

(d)
the Vendor may in any action referred to in clause 15.5(a) require the Purchaser at the Vendor’s reasonable expense to provide reasonable assistance to the Vendor in any action taken to bring the Infringement to an end.

15.6        Indemnity

(a)
The Purchaser hereby indemnifies and keeps indemnified each member of the Vendor Group (and each entity which becomes a Related Body Corporate of the Vendor after the date of this Agreement) for any loss or damage (including but not limited to any loss of profits, consequential or economic loss, or special, punitive or exemplary damages) suffered by the Vendor or a member of the Vendor Group in respect of the failure of the Purchaser to comply with clause 15.4.

(b)
The Purchaser hereby indemnifies and keeps indemnified each member of the Vendor Group (and each entity which becomes a Related Body Corporate of the Vendor after the date of this Agreement) for any loss or damage (excluding any loss of profits, consequential or economic loss, or special, punitive or exemplary damages) suffered by the Vendor or a member of the Vendor Group in respect of the failure of the Purchaser to comply with clause 15.5.

15.7        Assistance with litigation

In respect of any claims, proceedings, disputes or other litigation matters relating to the Business and in respect of which a member of the Vendor Group is liable (“Litigation”), the Purchaser must ensure that:

(a)
the Vendor or the relevant member of the Vendor Group and their Representatives are given reasonable access to, and are permitted to take copies of, all relevant documentation in the possession, custody or control any member of the Purchaser Group for the purposes of dealing with such Litigation;

(b)
the Vendor or the relevant member of the Vendor Group and its Representatives are given reasonable access to any Representatives of any member of the Purchaser Group for the purposes of dealing with such Litigation, including without limitation by procuring that:

(i)	such persons attend interviews at the premises of the Vendor;

(ii)	give evidences in Court at the request of the Vendor or the relevant member of the Vendor Group; and

(iii)	provide all other reasonable assistance in relation to any Litigation,

provided that the Vendor or the relevant member of the Vendor Group must take reasonable steps to ensure that any disruption caused to the business of the Purchaser or the relevant member of the Purchaser Group is minimised.

15.8    Revenue of the Business prior to Completion

(a)
All revenue earned in respect of the Business in the period up to the Effective Time shall be for the benefit of the Vendor. If any invoices are despatched by the Purchaser following the Effective Time which relate in whole or in part to the period up to the Effective Time, on receipt of payment of those invoices, the Purchaser must pay to the Vendor that portion of the payment which relates to services performed by any member of the Vendor Group in the period up to the Effective Time such that the Vendor receives all earned revenue of the Business for the period up to the Effective Time and the Purchaser receives all revenue of the Business on and from the Effective Time.

(b)
Following Completion, the Purchaser must provide the Vendor and its Representatives with reasonable assistance, including access to the Premises, the Assets and the Transferring Employees, to allow the Vendor to issue invoices in respect of services performed by the Vendor Group in the conduct of the Business in the period up to the Effective Time, in accordance with clause 15.3(b).

15.9   Sharing of Premises

The Purchaser agrees that to the extent that any of the Premises were shared by other businesses of the Vendor Group at Completion and provided that this was disclosed to the Purchaser in the Disclosure Material or in the written disclosure made by Clayton Utz to the Purchaser and its solicitors on 31 October 2002 prior to the signing of the Original Agreement, it will continue to allow those Premises to be shared by those businesses of the Vendor Group for a transitional period of no greater than 90 days on the same terms and conditions on which those Premises were shared as at Completion. The Purchaser may on no less than 30 days notice require the Vendor Group to vacate the Premises with effect from the end of the transitional period.

16.    Liabilities

(a)
The Purchaser must Assume on and from the Effective Time the Assumed Liabilities. From that time, the Purchaser will be solely responsible for and must indemnify each member of the Vendor Group in respect of the Assumed Liabilities.

(b)
The Vendor must pay all Liabilities of the Business (other than the Assumed Liabilities) on or before the due date for payment. The Vendor indemnifies the Purchaser and each of its Related Bodies Corporate in respect of the Liabilities of the Business (other than the Assumed Liabilities).

(c)
All expenses and outgoings normally apportioned on the purchase of a business similar to the Business and which are Assumed Liabilities, including those arising under the Business Contracts, will be apportioned as at the Effective Time so that the Vendor is responsible for all such expenses and outgoings up to the Effective Time and the Purchaser is responsible for all such expenses and outgoing on and from the Effective Time.

17.    Warranties

17.1    Vendor’s Warranties

As part of the terms of the sale of the Business and the Assets, but subject to clauses 17.2, and 18, the Vendor warrants to the Purchaser that each Warranty is accurate and so warrants as at the date of this Agreement, and (except where the context indicates a contrary intention) separately as at a time immediately before Completion.

17.2    Exceptions for disclosures and public records

The Warranties are given subject to disclosures or matters recorded in this Agreement or in the Disclosure Material and on the Public Registers, and the Purchaser and the Purchaser’s Guarantor cannot claim that any fact, matter or circumstance causes:

(a)	any damage or loss to the Purchaser;

(b)	the Warranties to be false or misleading; or

(c)	the Warranties to be breached,

if the fact, matter or circumstance is:

(d)	expressly and fairly disclosed in this Agreement or fairly disclosed in the Disclosure Material or on the Public Registers; or

(e)	one which would have been disclosed or revealed at the date of this Agreement or at a time immediately before Completion by searches of any Public Register.

17.3    Sole Remedy

The sole remedy of the Purchaser for a breach of any of the Warranties is to damages in accordance with this clause 17 and clause 18 and in no event will the Purchaser be entitled to rescind or terminate this Agreement.

17.4    Purchaser’s warranties

As part of the terms of this Agreement the Purchaser and the Purchaser’s Guarantor warrant to the Vendor in the terms set out in Schedule 10 as at the date of this Agreement and separately as at a time immediately before Completion.

17.5    Survival of warranties and covenants

Each of the Warranties contained in this Agreement:

(a)	will remain in full force and effect on and after the Completion Date; and

(b)	is and will be given with the intent that liability thereunder will not be confined to breaches discovered on or prior to the Completion Date.

17.6    Acknowledgment

The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance on the Warranties.

17.7	Indemnity

The Vendor will indemnify the Purchaser against all Losses which may be suffered or incurred by the Purchaser as a result of a breach by the Vendor, the FTS Vendor or any member of the Vendor Group of any of the Warranties. This clause will not be taken in any way to limit the Purchaser’s ability to recover damages from the Vendor for breach of any of the Warranties.

18.	Limitation of liability

18.1	No reliance on and no liability for matters outside this Agreement

(a)	The Purchaser and the Purchaser’s Guarantor acknowledge that:

(i)
no other party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out in this Agreement; and

(ii)
it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this Agreement.

(b)
Each of the Purchaser and the Purchaser’s Guarantor acknowledge and warrant that it has not relied and does not rely on any statement, disclosure, representation or warranty, whether express or implied, made by or on behalf of the Vendor which is not set out in this Agreement, whether in relation to the sale of the Assets or otherwise.

(c)	Neither the Purchaser nor the Purchaser’s Guarantor will bring any Claim or Action unless it is based solely on and limited to the express provisions of this Agreement.

(d)
Except for the Vendor’s obligations under this Agreement and under the Warranties, by this Agreement the Purchaser and the Purchaser’s Guarantor each release the Vendor and its Officers, employees, advisers and agents, from all claims, demands, obligations or liabilities whether in tort (including negligence), statute, contract, or otherwise which it has or may have after the date of this Agreement which arise out of the negotiations for and subject matter of this Agreement, other than as may be provided for in this Agreement.

18.2	Limitations of liability

Notwithstanding anything to the contrary contained in this Agreement, the Vendor will not be liable for any Claims or Actions for any breaches of the Warranties or any claim under the indemnities in clauses 7.4(a)(ii), 8.4(a), 11.1(d), 16(b) or 17.7:

(a)
(Purchaser insured): where the Claim or Action arises or is in respect of matters against which the Purchaser is insured for loss or damage suffered by it to the extent of the amount recovered under the applicable insurance policy (less the deductible), provided that the Purchaser shall first be required to make and diligently prosecute a claim under the applicable policy;

(b)
(Purchaser’s awareness): where the Purchaser is, prior to Completion, aware of the matter giving rise to the Claim or Action and does not before Completion give written notice to the Vendor of the matter. For this purpose, the Purchaser will be deemed to have knowledge of those matters fairly disclosed in the Disclosure Material and on the Public Registers;

(c)
(Purchaser ceases to own Assets): where the Assets or Business to which the Claim or Action relates ceases at any time after Completion to be owned by the Purchaser Group, (meaning the Purchaser and each Related Body Corporate of the Purchaser);

(d)
(Purchaser’s own actions): where the Claim or Action is a result of any voluntary act, omission, transaction or arrangement of or on behalf of the Purchaser after Completion in circumstances where the Purchaser is aware or should reasonably be aware, that such act, omission, transaction or arrangement may give rise to a Claim or Action;

(e)	(Loss only compensated once): to the extent that the Purchaser has recovered the same loss under any other provision of this Agreement or any other document referred to in this Agreement;

(f)	(Purchaser otherwise compensated): to the extent that the subject of the Claim or Action has been or is made good or is otherwise compensated for without Loss to the Purchaser;

(g)
(No indirect or consequential loss): to the extent that the Claim or Action relates to any exemplary, special, indirect, incidental or consequential loss (including any actual or prospective loss of revenue or profit) suffered by a person other than the Purchaser and its Related Bodies Corporate;

(h)
(No indirect or consequential loss): to the extent that the Claim or Action relates to any exemplary, special, indirect, incidental or consequential loss (including any actual or prospective loss of revenue or profit) suffered by the Purchaser itself or a Related Body Corporate of the Purchaser which is not reasonably foreseeable at the date of this Agreement or which the Purchaser or the relevant Related Body Corporate of the Purchaser has not used all reasonable endeavours and taken all reasonable steps to mitigate such loss;

(i)
(Legislation): where the Claim or Action is as a result of or in respect of, or where the Claim or Action arises from any act, matter, omission, transaction or circumstance which would not have occurred but for any legislation not in force at the Completion Date or any change of any law or administrative practice of any governmental agency, including any such legislation or change which takes effect retrospectively or any increase in the rates of Tax liable to be paid or any imposition of Tax not in effect at the Completion Date;

(j)
(Last Accounts or Completion Accounts): to the extent that the matter in respect of which the Claim or Action is made is accrued or provided for in the Last Accounts or the Completion Accounts and taken into account in determining the Net Assets at Completion;

(k)
(Purchaser’s actions in relation to Tax): where the circumstances giving rise to the Claim or Action result in a savings in Tax to the Purchaser (but only to the extent of such savings) or would have so resulted had the Purchaser availed itself of proper credits, deductions, allowances and other savings in respect of Tax (but only to the extent of such savings);

(l)	(Notice and access): unless the Purchaser has:

(i)
given the Vendor notice in writing of each fact or circumstance which gives or may give rise to the Claim or Action as soon as reasonably practicable but in any event within six weeks of the fact or the circumstance coming to the attention of senior management of the Purchaser;

(ii)
given the Vendor access to all relevant business records together with all other records, correspondence and information as the Vendor may reasonably request (but only to the extent that that information relates to the Claim or Action);

(m)
(Time limits): unless the Purchaser has given written notice to the Vendor setting out reasonable details (available at that time) of the Claim or Action within 18 months after the Completion Date and, within 12 months of the Vendor receiving that notice, the Claim or Action has been:

(i)	admitted or satisfied by the Vendor; or

(ii)	settled between the Vendor and the Purchaser; or

(iii)
referred to a Court of competent jurisdiction by the Purchaser instituting and serving legal proceedings against the Vendor in relation to the Claim or Action (provided that where the Claim or Action relates to threatened or potential litigation by a third party, the time limit for reference of the matter to a Court of competent jurisdiction under this paragraph (h)(iii) is extended from (A) the date 12 months from the Vendor receiving the notice; to (B) the date 12 months after the date on which the threatened or potential litigation is settled or determined by an appropriate Court);

(n)	(Lower dollar limits): unless the amount finally awarded or agreed as being payable in respect of the Claim or Action in question is not less than $200,000;

(o)
(Environmental claims): other than in respect of a breach of the Warranties in paragraph 12 of Schedule 9,where the Claim or Action relates to any environmental matter or circumstance, including in relation to any Contamination or remediation, or any breach of any Environmental Law.

18.3    Maximum liability for claims

The maximum aggregate amount recoverable by the Purchaser from the Vendor in respect of all Claims and Actions will be $15,000,000.

18.4    Reimbursement for amounts recovered

The Purchaser will reimburse the Vendor for amounts paid by the Vendor to the Purchaser or any Related Body Corporate of the Purchaser in respect of any Claim or Action to the extent to which the same is recovered by the Purchaser or any Related Body Corporate of the Purchaser from any third party, including but not limited to suppliers, manufacturers or insurers.

18.5    Third party claims

(a)
If any claims, demands, actions or proceedings are made or instituted against the Purchaser or any Related Body Corporate of the Purchaser (“Relevant Member”) in respect of which the Purchaser may seek to make any Claim or Action (any such claims, demands, actions or proceedings being hereinafter called a (“Third Party Claim”), the following procedure applies:

(i)
the Purchaser will give written notice of the Third Party Claim to the Vendor within 28 days’ of its receipt of the relevant claim, demand, action or proceeding and will consult with the Vendor concerning such claim;

(ii)	the Vendor must within 30 days after receipt of that notice either:

A.	cause the Purchaser to be put in sufficient funds to satisfy and pay the Claim; or

B.
by a notice to the Purchaser request the Purchaser not to satisfy or pay the Claim in whole or in part, but at the expense and direction of the Vendor, to take such action (including legal proceedings) as the Vendor may direct to avoid, dispute, defend, appeal or compromise the Claim and any adjudication of it. The Vendor must also cause the Purchaser to be promptly put (and afterwards maintained) in sufficient funds, in sufficient time, to pay all costs and expenses of the action directed by the Vendor. Provided the Vendor has complied with the obligation in the previous sentence, the Purchaser must comply with the reasonable directions of the Vendor (which shall use its reasonable endeavours to minimise any disruption caused to the Business) and must not make any admission of liability, agreement, compromise or settlement of any Claim by any third party without the prior written consent of the Vendor;

(iii)
the Purchaser will ensure that the Vendor and its representatives are given reasonable access to such Officers and employees, and the documents and records of the Purchaser or any Related Body Corporate of the Purchaser as may be reasonably required by the Vendor in relation to any action taken or proposed to be taken by the Vendor under clause18.5(a)(ii)B;

(iv)
the Purchaser will use its reasonable endeavours (at its own expense but excluding paying money or providing other valuable consideration to or for the benefit of, or commencing litigation against, any person) to ensure that neither it nor any Related Body Corporate of the Purchaser does or causes to be done anything in relation to the Third Party Claim which compromises or prejudices the Vendor’s rights under this clause 18.5.

(b)	The Vendor will not be liable to the Purchaser for any Claim or Action arising from a Third Party Claim in respect of which the Purchaser does not comply with clause 18.5 in all material respects.

18.6	Adjustment to Purchase Price

If any amount is payable or paid by the Vendor to the Purchaser in respect of a Claim or Action, such amount will be deemed to be a reduction in the Purchase Price.

19.	Transition

19.1	Regulatory Approvals or Licences

(a)
Where the Purchaser is required to take out, hold or seek any Authorisation to conduct the Business after Completion and the Vendor (or a member of the Vendor Group) has not transferred the Authorisation to the Vendor pursuant to clause 5.2(p), the Vendor agrees for a period of 3 months after Completion to:

(i)
not alter or amend any existing Authorisation to conduct the Business (“Existing Authorisation”) in a manner that will affect the Purchaser’s ability to continue to operate under those licences to the extent legally permissible;

(ii)	permit the Purchaser to operate under the Existing Authorisation, to the extent legally permissible; and

(iii)	use its best endeavours (but at the cost of the Purchaser) to assist the Purchaser in obtaining the required Authorisation, provided that the Authorisation is legally transferable to the Purchaser.

(b)	The Purchaser must use its best endeavours to obtain the required Authorisation as soon as possible.

(c)	The Purchaser will indemnify the Vendor for any Loss suffered by the Vendor or a member of the Vendor Group as a result of the Purchaser operating under the Existing Authorisation.

20.	Restraint of trade

20.1	Definitions

In this clause 20:

“Restraint Area” means the widest of the following areas which is allowable :

(a)	in Australia;

(b)	in New South Wales, Victoria, Queensland, Western Australia, South Australia, Tasmania and the ACT,

(c)	in New South Wales, Victoria, Queensland, South Australia, Tasmania and the ACT;

(d)	in New South Wales, Victoria, Queensland, South Australia, and the ACT;

(e)	in New South Wales, Victoria, Queensland, and the ACT;

(f)	in New South Wales, Victoria, and the ACT;

(g)	in New South Wales and Victoria; and

(h)	within Victoria.

“Restraint Period” means the longest of the following periods commencing on the Completion Date which is allowable:

(a)	36 months;

(b)	30 months;

(c)	24 months;

(d)	18 months;

(e)	12 months; and

(f)	6 months.

20.2	Undertakings

(a)	Without first obtaining the written consent of the Purchaser, the Vendor must not and must ensure that no member of the Vendor Group:

(i)
directly or indirectly carries on (whether alone or in partnership or joint venture with anyone else) or is otherwise concerned with or interested in (whether as partner, member, consultant, trustee, principal, agent, shareholder, unit holder or in any other capacity) any business of priority freight, courier, technical support courier, parcel freight mailroom or fashion distribution courier or transport, distribution or storage business or any business which is substantially the same as, or directly or indirectly competitive with, the Business in the Restraint Area during the Restraint Period (“Competing Business”);

(ii)
solicits or persuades any person or corporation which is a customer or client of the Purchaser, or who was in the 12 month period before the Completion Date a customer or client of or in respect of the Business, to cease doing business with the Purchaser as purchaser of the Business or reduce the amount of business which the customer or client would normally do in respect of the Business during the Restraint Period;

(iii)	at any time during the Restraint Period, solicits any Employee to terminate his or her employment with the Purchaser; and

(iv)	be a lender to or guarantor for any person, firm or company which is engaged in any business referred to in clause 20.2(a)(i) in competition with the Purchaser;

(v)	counsel, procure or otherwise assist any person to do any of the acts referred to in any of the above paragraphs of this clause 20.2(a).

(b)	On and from Completion, the Vendors must not, and must ensure that no member of the Vendor Group:

(i)
discloses or uses (or cause to be disclosed or used) directly and specifically to a competitor of the Purchaser or the Business to the detriment of the Purchaser or the Business the name of, or information about, any customer of the Business prior to the Completion Date; or

(ii)	discloses or uses (or cause to be disclosed or used) any confidential information relating to the Business,

except where such use or disclosure:

(iii)	is made with the prior written consent of the Purchaser; or

(iv)	is in connection with complying with any obligation of the Vendor or a member of the Vendor Group or enforcing any right of the Vendor or a member of the Vendor Group under this Agreement; or

(v)	is required by law (including pursuant to an order, rule, regulation or policy of any Government Authority or any stock exchange).

20.3	Separate undertakings

If any part or any provision or part of a provision of clauses 20.1 or 20.2 are held or found to be void, invalid or otherwise unenforceable it will be deemed to be severed to the extent that it is void or to the extent of voidability, invalidity or unenforceability but the remainder of that clause will remain in full force and effect.

20.4	Value of the Business

(a)	The Vendors agree that:

(i)	any failure to comply with clause 20.2 would diminish the value of the Business and the Assets; and

(ii)	the restrictive undertakings in clause 20.2 are reasonable and necessary for the protection of the Business and the Assets and must be given full effect.

(b)	For the avoidance of doubt, the Purchaser and the Vendors acknowledge and agree that no part of the Purchase Price is attributable to the undertakings given by the Vendors in clause 20.2.

20.5	Legal advice

The Vendor and the FTS Vendor each warrant that they:

(a)	have received independent legal advice with respect to this Agreement, and in particular, the provisions of this clause 20; and

(b)	consider clause 20 is reasonable in its scope and duration and that it goes no further than is reasonably necessary to protect the Purchaser as the purchasing party of the Business.

20.6	Injunction

The Vendors acknowledge that monetary damages alone would not be adequate compensation to the Purchaser for the Vendors’ breach of clause 20.2 and that the Purchaser is entitled to seek an injunction from a court of competent jurisdiction if:

(a)	any of the Vendors fail to comply or threatens to fail to comply with clause 20.2; or

(b)	the Purchaser has reason to believe any of the Vendors will not comply with clause 20.2.

20.7	Survival of obligations

The Vendors’ obligations under this clause 20 survive the Completion of this agreement.

20.8	Exclusions

(a)
Notwithstanding any other provision of this Agreement, the restriction under this clause 20 which prevents or restricts any activities of the FTS Vendor shall terminate in respect of the FTS Vendor and be of no further force or effect in respect of the FTS Vendor on and from the date on which the FTS Vendor ceases to be a member of the Vendor Group.

(b)	Nothing in clause 20 prevents or restricts any of the Vendors (or any other member of the Vendor Group) from:

(i)	holding less than 5% of the issued share capital in a company listed on a recognised stock exchange; or

(ii)	continuing to carry on any business that any member of the Vendor Group carried on at 1 October 2002 other than the Business; or

(iii)
carrying on or being otherwise concerned with or interested in or acquiring any business of providing logistics services to any participant in the health industry provided that such logistics services are not directly competitive with the logistics services provided by the Business as at the date of this Agreement; or

(iv)	developing and carrying on its own logistics operations servicing the logistics requirements of the Vendor and the Vendor Group provided that no such logistics services are provided:

A.	to third party customers outside the Vendor Group; and

B.	in breach of the Mayne Services Agreement; or

(v)
conducting any Competing Business in the Restraint Area resulting from the making of an offer by any member of the Vendor Group to acquire, or the acquisition by any such member of the Vendor Group of, a controlling interest in any company or business (“Acquired Business”) where the EBITDA of the Competing Business comprises 25% or less of the EBITDA of the Acquired Business, as determined from the Acquired Business’s latest accounts.

21.	GST

21.1	Interpretation

Except where this Agreement provides otherwise, terms used in this clause have the meanings given to those terms by the A New Tax System (Goods and Services Tax) Act 1999 (as amended from time to time).

21.2	Reimbursements and similar payments

Any payment or reimbursement required under this Agreement that is calculated by reference to a cost, expense, or other amount paid or incurred by a party will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for the acquisition to which that cost, expense or other amount relates.

21.3    GST payable

If GST becomes payable by a party to this Agreement (“Supplier”) in relation to any supply that it makes under or in connection with this Agreement, the parties agree that:

(a)
any consideration provided for that supply under this Agreement other than under this clause 21.3 (as reduced in accordance with clause 21.2 if applicable) or any value deemed for GST purposes in relation to that supply (“Agreed Amount”) is exclusive of GST;

(b)
an additional amount of consideration will be payable by the party providing consideration for that supply (“Recipient”) equal to the amount of GST payable by the Supplier in relation to that supply and the additional amount is payable at the same time as any part of the Agreed Amount is to be first provided for that supply; and

(c)
the Supplier will provide a tax invoice to the Recipient in respect of that supply, no later than the time at which the additional amount in respect of that taxable supply is payable pursuant to clause 21.3(b).

To the extent, if any, that consideration for a supply is specified in this Agreement to be inclusive of GST, that consideration shall be excluded from the Agreed Amount for the purposes of this clause 21.3.

21.4    Variation

If the GST payable in relation to a supply made by the Supplier under or in connection with this Agreement varies from the additional amount paid by the Recipient under clause 21.3 such that:

(a)	further GST is payable in relation to the supply; or

(b)	a refund or credit of GST is received in relation to the supply,

then the Supplier will issue an Adjustment Note and provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient. Any payment, credit or refund under this clause is deemed to be a payment, credit or refund of the additional amount payable under clause 21.3.

21.5    No merger

This clause shall not merge on Completion.

22.	Guarantees and indemnities

22.1    Guarantee of Purchaser’s obligations

The Vendor has entered into this Agreement at the request of the Purchaser’s Guarantor and on condition that the Purchaser’s Guarantor should guarantee to the Vendor the due performance and observance by the Purchaser of the terms, covenants, conditions and warranties of this Agreement to be observed and performed by the Purchaser.

22.2    Purchaser’s Obligations

By executing this Agreement, the Purchaser’s Guarantor guarantees to the Vendor the due performance and observance by the Purchaser of each and every of the obligations of the Purchaser undertaken by the Purchaser in entering into this Agreement, including the due and punctual payment to the Vendor of all money due or which may become due from the Purchaser under this Agreement or arising out of any breach by the Purchaser of the terms, covenants, conditions and warranties contained in this Agreement (“Purchaser’s Obligations”).

22.3    Default

The Purchaser’s Guarantor will be responsible to the Vendor in respect of the Purchaser’s Obligations in the same manner as if the Purchaser’s Guarantor were the Purchaser under this Agreement.

22.4    Indemnity

The Purchaser’s Guarantor covenants and agrees with the Vendor to indemnify the Vendor in respect of any breach or default or attempted breach or default by the Purchaser or the unenforceability or voidability of any of the Purchaser’s Obligations.

22.5    Terms of Guarantee and Indemnity

The Purchaser’s Guarantor agrees that:

(a)	the guarantee and indemnity in this clause 22 shall continue in full force and effect notwithstanding completion;

(b)	the Purchaser’s Guarantor will pay any money due to the Vendor by reason of the guarantee and indemnity in this clause 22 on demand.

(c)
the Vendor may proceed against the Purchaser’s Guarantor without first having proceeded against the Purchaser without affecting the liability of the Purchaser’s Guarantor under this Agreement or an Interdependent Agreement;

(d)
no extension of time or other indulgence granted to the Purchaser or the Purchaser’s Guarantor by the Vendor will operate to affect or modify any of the obligations or covenants of the Guarantor under this Agreement;

(e)
the guarantee and indemnity in this clause 22 will be a continuing guarantee and will remain in full force and effect until all money now or at any time payable by the Purchaser to the Vendor has been fully paid, including money the payment or satisfaction of which is subsequently avoided or affected in any way whether under any statutory provision or otherwise so as to deprive the Vendor of the full benefit of such payment or satisfaction;

(f)	the liability of the Purchaser’s Guarantor under the guarantee and indemnity in this clause 22 will not be affected by the insolvency, bankruptcy or winding up of the Purchaser; and

(g)
as a separate and independent stipulation the Purchaser’s Guarantor agrees and declares that all or any sums of money which may not be recoverable from the Purchaser’s Guarantor under the guarantee and indemnity in this clause 22 will be recoverable from the Purchaser’s Guarantor as sole or principal debtor and will be paid by the Purchaser’s Guarantor on demand.

23.    General

23.1    Further acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this Agreement.

23.2    Notices

Any communication under or in connection with this Agreement:

(a)	must be in writing;

(b)	must be addressed as shown below:

Name: Mayne Group Limited
Address: Level 21, 390 St Kilda Road, Melbourne, Vic, 3004
Fax no: 03 9868 8718
For the attention of: Chief Financial Officer

Name: Toll Transport Pty Limited
Address: Level 8, 380 St Kilda Road, Melbourne, Vic, 3004
Fax no: 03 9694 2805
For the attention of: Company Secretary

Name: Toll Holdings Limited
Address: Level 8, 380 St Kilda Road, Melbourne, Vic, 3004
Fax no: 03 9694 2805
For the attention of: Company Secretary

(or as otherwise notified by that party to the other party from time to time);

(c)	must be signed by the party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary, manager or authorised agent of, that party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 23.2(b); and

(e)	will be deemed to be received by the addressee:

(i)
(in the case of prepaid post) on the third business day after the date of posting to an address within Australia, and on the fifth business day after the date of posting to an address outside Australia;

(ii)
(in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is a non business day, or is after 5.00 pm on a business day, when that communication will be deemed to be received at 9.00 am on the next business day; and

(iii)
(in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 23.2(b), unless that delivery is made on a non business day, or after 5.00 pm on a business day, when that communication will be deemed to be received at 9.00 am on the next business day, and where “business day” means a day which is not a Saturday, Sunday or gazetted public holiday in the place of receipt of that communication.

23.3    Expenses

Except as otherwise provided in this Agreement, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement.

23.4    Stamp duties

(a)	The Purchaser will:

(i)
pay all stamp duties (apart from financial institutions duties or bank account debit taxes which will lie between the parties as they fall) and any related fines and penalties (other than any fines and penalties which are a direct result of any act or omission of the Vendors or any member of the Vendor Group) in respect of this Agreement, the performance of this Agreement and each transaction effected by or made under or pursuant to this Agreement; and

(ii)	indemnify each other party against any liability arising from failure to comply with clause 23.4(a)(i).

(b)	The Purchaser is authorised to make any application for and retain the proceeds of any refund due in respect of any stamp duty paid under this clause.

23.5    Jurisdiction

(a)
Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the State, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this Agreement.

(b)
Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within paragraph (a) of this clause.

23.6    Amendments

This Agreement may only be varied by a document signed by or on behalf of each of the parties.

23.7    Assignment

A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party.

23.8    Waiver

(a)
Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this Agreement.

(b)	Any waiver or consent given by any party under this Agreement will only be effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this Agreement will operate as a waiver of another breach of that term or of a breach of any other term of this Agreement.

23.9    Consents

Any consent referred to in, or required under, this Agreement from any party may not be unreasonably withheld, unless this Agreement expressly provides for that consent to be given in that party’s absolute discretion.

23.10  Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

23.11  Indemnities

(a)	Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this Agreement.

(b)	It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

23.12  Entire agreement

To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement:

(a)	embodies the entire understanding of the parties, and constitutes the entire terms agreed on between the parties; and

(b)	supersedes any prior written or other agreement between the parties.

23.13 Confidentiality and public announcements

(a)	Subject to clause 23.13(b) and 23.13(c), each party must keep the terms of this Agreement, and information of which it has become aware in connection with this Agreement, confidential.

(b)	A party may make any disclosure in relation to this Agreement:

(i)	to any professional adviser, financial adviser, banker, financier or auditor where that person is obliged to keep the information confidential;

(ii)	to comply with any applicable law, or any requirement of any regulatory body (including any relevant stock exchange);

(iii)	to any of its employees to whom it is necessary to disclose the information;

(iv)	to obtain the consent of any third party to any term of, or to any act pursuant to, this Agreement;

(v)	to enforce its rights or to defend any claim or action under this Agreement;

(vi)	to a Related Body Corporate, on receipt of its undertaking to keep the information confidential; or

(vii)	where the information has come into the public domain through no fault of that party.

(c)
If this Agreement is rescinded or terminated, the Purchaser will stop using and return to the Vendor all information and documents disclosed or provided to it or to any Related Body Corporate of it or to the directors, secretary or professional advisers of the Purchaser or of any such Related Body Corporate in connection with the sale of the Assets and the Business.

(d)
Except as required by applicable law or the requirements of any regulatory body (including any relevant stock exchange), all press releases and other public announcements in relation to this Agreement must be in terms agreed by the parties.

(e)
The Vendor and the Purchaser agree that the Confidentiality Agreement between the Vendor and the Purchaser’s Guarantor dated 22 July 2002 (“Confidentiality Agreement”) shall not apply in respect of “Confidential Information”, as defined under the Confidentiality Agreement, which substantially relates to the Business or the Assets or the Transferring Employees but in all other respects, the parties acknowledge that the Confidentiality Agreement survives this Agreement in accordance with its terms.

23.14  Privacy

The Purchaser will use reasonable endeavours, on request by the Vendor, to provide reasonable assistance to the Vendor in dealing with any enquiries in relation to Personal Information provided by the Vendor to the Purchaser or its contractors pursuant to this Agreement.

23.15  Survival of certain provisions; no merger

(a)	Clause 23 will survive rescission or termination of this Agreement.

(b)	If this Agreement is rescinded or terminated, no party will be liable to any other party except in respect of any breach of this Agreement occurring before rescission or termination.

(c)
No right or obligation of any party will merge on completion of any transaction under this Agreement. All rights and obligations under this Agreement survive the execution and delivery of any transfer or other document which implements any transaction under this Agreement.

23.16  Multiple Vendors

(a)
Where a provision of this Agreement creates or results in a debt, liability or obligation of the Vendors (including any indemnity and any liability in damages), the Vendors are jointly and severally bound provided that if the FTS Vendor ceases to be a member of the Vendor Group, any liability of the FTS Vendor which arises solely as a result of the operation of this clause 23.16(a) will terminate and be of no further force or effect in relation to the FTS Vendor.

(b)
The Purchaser may give to the Vendor any notice, request, demand, consent, approval, waiver or election or other communication that the Purchaser is required or decides to give to any one or more of the Vendors and delivery to the Vendor will be effective delivery to any one or more of the Vendors named as addressee in the communication.

(c)
The Purchaser may rely on any notice, request, demand, consent, approval, waiver, election or other communication given by the Vendor and purporting to be given by or on behalf of any of the Vendors under or in relation to this Agreement, and any such communication binds any one or more of them by or on behalf of whom it purports to be given.

Schedule 8
Premises

Part A
Leasehold Premises - Lease to be novated

Nil.

Part B
Leasehold Premises - Lease to be assigned

1.	Unit 1, 149-163 Mitchell Road, Alexandria, NSW

2.	Part of Hangar 14, Bankstown Airport, Bankstown, NSW

3.	Hangar 16, Site 659, Bankstown Airport, Bankstown, NSW

4.	Unit 49, Railway Street, Bomaderry, NSW

5.	Brisbane Airport, 21-25 Acacia Street, Brisbane Airport, Qld

6.	Brisbane Airport, 21-25 Acacia Street, Brisbane Airport, Qld (Carparking)

7.	106 Fairbank Road, Clayton, Vic

8.	17 Everley Road, Chester Hill, (Granville) NSW

9.	32 Turbo Drive, Coorparoo, Qld

10.	Hangar 85, Bristol Street, Essendon, Vic

11.	Hangar 85, Bristol Street, Essendon (office), Vic

12.	Unit 8, Lot 10, Berrima Road, Moss Vale, NSW

13.	108 Mooringe Avenue, North Plympton, SA

14.	Part 318, Fitzgerald Street, Northbridge, WA

15.	Unit 1B, 8-10 The Esplanade, Perth, WA

16.	Storeroom 1, 5 Horne Street, Port Kembla, NSW

17.	174 Turner Street, Port Melbourne, Vic

18.	Ross Drive, Perth Domestic Airport, Redcliffe, WA

19.	1/54 Reginald Street, Rocklea, Qld

20.	Sydney Bike Base, 262 Kent Street, Sydney, NSW

21.	68 Springbank Road, Tullamarine, Vic

22.	Unit 4, 66 Coonawarra Road, Winnellie, NT

Part C

Freehold Premises

66	Christina Road, Villawood

Schedule 9
Warranties

1.    Capacity and authority

(a)	Each of the Vendor and the FTS Vendor is a company properly incorporated and validly existing under the laws of Australia.

(b)	Each of the Vendor and the FTS Vendor has full legal capacity and power to own its property and assets and to carry on the Business.

(c)
The Vendor and the FTS Vendor each have the legal right and full corporate power in its own right and have passed all necessary resolutions and hold all Authorisations to enter into and perform this Agreement and the Land Sale Agreement, have obtained all necessary consents, have taken all necessary action required otherwise to enable them to do so and will do so free of any Encumbrance or third party rights including any options, pre-emptive rights or rights of first or last refusal.

(d)	This Agreement and the Land Sale Agreement constitutes valid, legal and binding obligations of the Vendor and the FTS Vendor enforceable in accordance with their terms by appropriate legal remedy.

(e)
The entry into and performance of this Agreement and the Land Sale Agreement by the Vendor and the FTS Vendor does not constitute a breach of any obligation or default under any agreement by which the Vendor or the FTS Vendor is bound.

(d)	Each of the Vendor and the FTS Vendor has entered into this Agreement, the Land Sale Agreement and the Shared Services Agreement in its own right and not as trustee of any trust.

(e)
The execution of this Agreement, the Land Sale Agreement or the Shared Services Agreement by the Vendor or the FTS Vendor does not, nor does the carrying out of the transactions contemplated in such agreements, contravene:

(i)	any law to which one of those parties or any of its property is subject or any order of any Governmental Authority that is binding on it or any of its property; or

(ii)	the constitution of either of them.

(f)
(No receiver): No receiver or official manager has been appointed of the whole or any part of the Assets or undertaking of the Business, and no such appointment has been threatened or is envisaged by the Vendor or the FTS Vendor. No judgment has been obtained nor any execution or process of any court or other authority been issued against or been levied or enforced upon the Vendor or the FTS Vendor partly or wholly in respect of the Business or the Assets or any part thereof.

(g)
(No liquidation or official management): Neither the Vendor nor the FTS Vendor is in liquidation or official management, and no order, petition, application, proceeding, meeting or resolution has been made, presented, brought, called, threatened or passed for the purpose of liquidating the Vendor or the FTS Vendor or placing the Vendor or the FTS Vendor in official management.

(h)	(No insolvency or inability to pay debts): Neither the Vendor nor the FTS Vendor has stopped payment to creditors generally and is not insolvent or unable to pay its debts for the purposes of the Corporations Act or otherwise. There is no unfulfilled or unsatisfied judgment or court order outstanding against the Vendor or the FTS Vendor.

(i)	(No mortgagee in possession): No mortgagee is or is entitled to be in possession of the whole or any part of the Assets or Business.

(j)
(No Trade Practices Act infringement): For the period of 12 months prior to the date of this Agreement, there is no agreement, arrangement or activity whether by commission or omission in which the Vendor or the FTS Vendor has been or will be concerned which infringes or which has been or which is required to be authorised under the Trade Practices Act or any other anti-trust legislation in relation to the Assets or the Business.

2.    Assets

(a)
The Vendor or the FTS Vendor is the legal and beneficial owner of the Assets and each has the legal right and power without the consent of any person or Governmental Authority to enter into this Agreement and to sell the Business and the Assets. No person other than the Vendor or the FTS Vendor has any right, title or interest in the Assets.

(b)	There are no Encumbrances over any of the Assets or other third party interest over them which will not be discharged on or prior to Completion.

(c)
The Assets (together with the Trade Debts, the Shared Contracts, the Head Office Contracts, the Excluded Assets (other than the assets included in paragraph (e) of the definition of Excluded Assets) and cash and those services to be provided by the Vendor to the Purchaser pursuant to the Shared Services Agreement) when taken as a whole, comprise all the material assets used by the Vendor or the FTS Vendor in the Business and which are necessary for the proper and efficient operation of the Business in the manner which it has been operated by the Vendor and the FTS Vendor in the 12 months immediately preceding the date of this Agreement. The Assets are in the possession or control of a member of the Vendor Group.

(d)
Schedule 1 contains a complete list of the Fixed Assets as at the date of this Agreement and there will have been no material change to the Fixed Assets prior to Completion except as permitted under clause 14.

3.    Last Accounts

(a)	As far as the Vendor is aware, there is no circumstance which would render materially misleading the value attributed in the Last Accounts to any of the Assets or the liabilities.

(b)	The Last Accounts are true and accurate in all material respects.

4.    Period since Last Accounts Balance Date

(a)	There has not since the Last Accounts Balance Date been:

(i)	any material adverse change to the financial condition of the Business from that shown in the Last Accounts; or

(ii)	any material change in the nature, amount, valuation or basis of valuation of the assets or in the nature or amount of any liabilities of the Business.

(b)	There has not arisen since the Last Accounts Balance Date any item, transaction or event of a material or unusual nature likely to have a material adverse effect on the Business.

(c)
Since the Last Accounts Balance Date the Vendor and the FTS Vendor have carried on the Business in the ordinary course, no asset has been acquired or disposed of except in the ordinary course of business, no liability has been incurred except in the ordinary course of business, and no contingent liability has been incurred by the Vendor or the FTS Vendor relating to the Business except in the ordinary course of business.

5.    Conduct of Business

(a)
The Vendor or the FTS Vendor holds all material Authorisations and they are each valid and subsisting. There is no fact, matter or circumstance known to the Vendor or the FTS Vendor that would be likely to prejudice the continuance or renewal of those licences, consents, authorisations or permits.

(b)
As far as the Vendor is aware, nothing has at any time been done or omitted to be done in respect of the Business the doing or omission of which is in contravention of any law which is likely to give rise to any materially adverse consequences to the Business.

(c)
As far as the Vendor is aware, as at the date of this Agreement, there are no outstanding notices issued by any competent statutory authority affecting or relating to or which may affect or relate to the Business or any of the Assets which is likely to give rise to any materially adverse consequences to the Business.

(d)
As far as the Vendor is aware, all accounts, books, ledgers, financial and other records of whatsoever kind relating to the Business are up to date, have been fully and properly maintained and contain due records of all matters required to be entered therein by any relevant legislation, there has not been removed therefrom any material records or information, they are not misleading in any material respect for the purposes for which they have been prepared.

6.    Commitments and Contracts

(a)	As far as the Vendor is aware, there are no existing contracts for the purchase by the Vendor or the FTS Vendor of any Stock other than those already made in the ordinary course of the Business.

(b)	Neither the Vendor nor the FTS Vendor is party to any material contract or material commitment entered into which is outside the ordinary course of the Business.

(c)
There are no material Business Contracts relating to the Business in respect of which the Vendor or the FTS Vendor or any other party is in material default or, but for the requirements of notice or lapse of time or both, would be in default nor has the Vendor or the FTS Vendor waived any material default by any other party under any material Business Contract.

(d)	The copies of the Leases and Business Contracts contained in the Disclosure Material, are accurate copies of those agreements.

(e)
As at the date of this Agreement (but at no other time), the Vendor is not aware of any fact, matter or circumstance that would render it unlikely that the Purchaser would be able to obtain a novation, assignment or be able to lawfully perform the Vendor’s or the FTS Vendor’s obligations under the written Material Contracts or the Leases (other than the terms of the written Material Contracts or Leases).

7.	Employees

(a)
Schedule 14 contains a true and accurate list of the Employees and their current titles, together with an accurate statement of their entitlements at the date of this Agreement to wages, salaries and total employment cost.

(b)
The schedule of employee entitlements to be provided at Completion in accordance with clause 5.2(q) will be an accurate statement of entitlements of Employees at the date of Completion to wages, salaries, annual leave and leave loading, long service leave, sick leave.

(c)	The Vendor and the FTS Vendor have disclosed to the Purchaser in writing prior to the date of this Agreement full and correct details of the employment conditions of all Employees.

(d)
Neither the Vendor nor the FTS Vendor has given any commitment (whether legally binding or not) to increase or supplement the wages, salaries, annual leave and leave loading, long service leave, sick leave or any other remuneration, compensation or benefits of any Employee beyond the amounts and entitlements listed in schedule 14.

(e)
Neither the Vendor nor the FTS Vendor has been involved in any material industrial dispute with any Employees at any time within the 2 years preceding the date of this Agreement and the Vendor does not know of any circumstances likely to give rise to any material industrial dispute.

(f)	Other than as disclosed in Schedule 17, no successful claim for goodwill has been made by any Independent Contractor against the Vendor or any member of the Vendor Group in the past 3 years.

(g)	Each of the Vendor and the FTS Vendor has complied in all material respects with its obligations under any agreement, statute or industrial award in respect of the Employees.

8.	Superannuation

(a)
As far as the Vendor is aware, the Vendor and the FTS Vendor have materially complied, and until the Completion Date will continue to materially comply, with all of their respective Superannuation Commitments in relation to the Employees.

(b)
Unless required by legislation to do so, neither the Vendor nor the FTS Vendor will increase its Superannuation Commitments in relation to the Employees between the date of this Agreement and the Completion Date without the written consent of the Purchaser.

(c)	The superannuation funds disclosed in the Disclosure Material are the only superannuation schemes or other pension arrangements:

(i)	in operation by or in relation to the Employees; and

(ii)	to which the Vendor contributes and which provides its directors or Employees or their dependants with pensions, annuities or lump sum payments.

(d)
The Vendors have provided at least the prescribed minimum level of superannuation support for each Transferring Employee so as not to incur a shortfall in respect of that Employee under the Superannuation Guarantee (Administration) Act 1992.

(e)	With respect to the Vendor’s Superannuation Fund and the External Funds, the Vendor warrants that as at Completion:

(i)	there are no outstanding and unpaid contributions on the part of the Vendors or any Transferring Employee; and

(ii)	there are no outstanding and unpaid benefits currently due to or in respect of any Transferring Employee; and

(iii)	the Vendor’s Superannuation Fund will have sufficient assets to pay the Transfer Values (as defined in clause 13(e)) for all the Transferring Members as at the relevant transfer date.

9.    Litigation

(a)
There is no material litigation, suits, arbitration, claims, demands or proceedings against the Vendor or the FTS Vendor either at law or in equity or before or by any Governmental Authority or arbitrator pending, or as far as the Vendor is aware, threatened, anticipated or contemplated against or relating to the Assets or the Business. The Vendor is not aware of any fact, matter or circumstance likely to give rise to any such litigation, suits, arbitration, claims, demands or proceedings which could materially affect the ability of the Business to continue operating.

(b)
There are no unsatisfied or outstanding judgments, orders, decrees or stipulations affecting the Vendor, the FTS Vendor, the Assets, the Premises or the Business or to which it is or may become a party.

(c)	The Vendor is not aware of any basis of any such action or of any government investigation relating to the Assets, the Premises or the Business.

10.    Intellectual Property Rights

(a)
(Vendor owns all Intellectual Property Rights): As far as the Vendor is actually aware, the Vendor and the FTS Vendor together own absolutely all of the Intellectual Property Rights,            , and their ownership and is not subject to any material Encumbrance, right, title or interest in favour of any third parties.

(b)
Disputes regarding the Intellectual Property Rights): Neither the Vendor nor the FTS Vendor is currently involved in any material dispute with any third party in relation to any of the Intellectual Property Rights. The Vendor is not aware of:

(i)	any existing challenges to the Vendor’s or the FTS Vendor’s ownership of any of the Intellectual Property Rights; or

(ii)	any actual infringement of any of the Intellectual Property Rights.

(c)	(Cancellation or non-renewal of Intellectual Property Rights): As far as the

Vendor is actually aware, there are no facts or circumstances which would render any of the Intellectual Property Rights which are registered as at the Completion Date liable to cancellation or which would cause the registration of any of those Intellectual Property Rights not to be renewed.

(d)
(No claims as to validity of Business Contracts): As far as the Vendor is actually aware, no claims have been asserted by any person challenging or questioning the validity or effectiveness of any Business Contract relating to any of the Intellectual Property Rights.

(e)
(No dependence on licensed business or trade names or marks): In carrying on the Business, the Vendor is not dependent upon the use of any material trade marks, trade names or business names in respect of which any registration exists or application has been filed in the name of any person other than a member of the Vendor Group.

(f)
(Protection of Intellectual Property Rights): The Vendor and the FTS Vendor have taken or caused to be taken all reasonable and necessary steps to protect and defend the Intellectual Property Rights, and the Vendor and the FTS Vendor will not prior to Completion disclose any of the know-how, financial or trade secrets or other confidential information which forms part of the Intellectual Property Rights to any person other than:

(i)	the Purchaser; and/or

(ii)
the directors, employees and agents of, and/or advisers to, a member of the Vendor Group either in the ordinary course of business or for any purpose related to or connected with this Agreement or the transactions contemplated by this Agreement; and/or

(iii)	any other person under an obligation of confidence where such disclosure is necessary in order to conduct the Business.

(g)
(No infringement of other Intellectual Property rights): As far as the Vendor is aware, none of the Intellectual Property Rights or the processes now or at any time employed or the products now or at any time dealt in by the Business constitutes or may constitute an unauthorised infringement of any intellectual property rights of any other person and no claims have been asserted or are or may be pending or threatened by any person in respect of the use or the validity of the Intellectual Property Rights.

11.    Premises

(a)	Schedule 8 accurately and fully describes all the Premises owned, leased or occupied by the Vendor and the FTS Vendor for the purposes of the Business.

(b)	The Vendor is the registered proprietor of the Freehold Premises.

(c)	No member of the Vendor Group has received notice from any third party in respect of any of the Freehold Premises:

(i)	in respect of the compulsory acquisition or resumption of any part of any of the Freehold Premises; or

(ii)	asserting that the current use of any of the premises breaches the requirements of any relevant planning scheme,

which would be likely to have a material and adverse effect on the current use of the Freehold Premises in the Business.

(d)	At Completion and except as indicated in the documents of title, none of the Freehold Premises is:

(i)	affected by any rights of adverse possession, easements or rights of way; or

(ii)	affected by any leases, licences or Encumbrances other than Permitted Encumbrances,

which would be likely to have a material and adverse effect on the current use of the Freehold Premises in the Business.

(e)
No notice has been issued by a competent authority or proceeding instituted in a Court pursuant to any statute whereby the interest of the Vendor in the Freehold Premises may be rendered liable to forfeiture to the Crown.

(f)
Neither the Vendor nor the FTS Vendor has received a notice of a material default in respect of any material Premises which are the subject of a Lease and which remains outstanding and there is no circumstance which would lead to a notice of that type being received.

(g)	Neither the Vendor nor the FTS Vendor has given or received a notice of termination or intended termination of any or all of the Leases.

(h)	There are no current material disputes relating to any of the Premises which are the subject of the Leases.

(i)	There is no existing sublease, sublicense or other third party right or interest in relation to any of the Premises which are the subject of the Leases.

(j)	The Disclosure Material contains full and correct details of all commitments (whether legally binding or otherwise) of the Vendor and the FTS Vendor to take leases of premises specified in Schedule 8.

(k)	All buildings and other improvements on the Freehold Premises are in a good condition and state of repair.

(l)	The Freehold Premises are not subject to any material defect or other thing which will or might materially decrease their ability to be used in the Business.

12.    Environment

(a)
As at the date of this Agreement, all material Environmental Permits necessary for the conduct and operation of the Business as presently conducted on and from the Premises have been obtained, are in full force and effect and have been and are being complied with in all material respects.

(b)
There are no notices, orders or directions issued by any Governmental Authority against the Vendor or the FTS Vendor or Third Party Environmental Claims, alleging breach of Environmental Law or requiring Remediation to be carried out, at any of the Premises, which have not been fully satisfied in all respects.

(c)
There have been no investigations conducted or other proceedings taken or threatened by any Governmental Authority or threatened in writing by any person under or pursuant to any applicable environmental laws and regulations with respect to the Business.

13.    Disclosure Material

(a)
(All information true complete and accurate): Other than any budgets, estimates, statements of opinion, forecasts or other forward looking statement, the information set out in the Recitals and Schedules to this Agreement is true and accurate in all material respects.

(b)
(All information true complete and accurate): Other than any budgets, estimates, statements of opinion, forecasts or other forward looking statement, the information contained in the Disclosure Material is true and accurate in all material respects taking into account the purpose for which it was prepared and the basis on which it was prepared.

(c)
(No withholding): The Vendor has not withheld from the Disclosure Material anything of which the Vendor has knowledge and which might, if disclosed, reasonably be expected to affect the decision of the Purchaser to enter into this document and complete the transactions contemplated by it.

(d)
The summaries of the Restricted Access Business Contracts in the Disclosure Material are true and accurate summaries of the relevant Business Contracts in all material respects on the basis on which they were prepared.

14.    Stamp duties

All documents which are necessary to establish the title of the Vendor or the FTS Vendor to the Assets are in the possession of or under the control of the Vendor and, to the extent that such documents attract stamp duty in any Australian jurisdiction or elsewhere and the Vendor is obliged by law to have such documents stamped, they have been or will on the Completion Date be properly stamped.

15.    Privacy

(a)
No notice has been received that any person has claimed, or so far as the Vendors are aware, threatened to claim any compensation from any of the Vendors for a breach or alleged breach of any Privacy Law.

(b)	No notice has been received by any of the Vendors from a competent authority alleging a breach of any Privacy Law.

Schedule 10
Purchaser and Purchaser’s Guarantor’s Warranties

(a)
Each of the Purchaser and the Purchaser’s Guarantor has been duly incorporated and is validly existing with full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)	The execution and completion of this Agreement will not breach any provision in the constituent documents of the Purchaser or the Purchaser’s Guarantor.

(c)
All resolutions, authorities and consents required to enable the Purchaser and the Purchaser’s Guarantor to enter into this Agreement have been passed or obtained and, subject thereto, this Agreement is therefore a fully valid and binding obligation enforceable against the Purchaser and the Purchaser’s Guarantor in accordance with its terms.

(d)
No receiver, receiver and manager or administrator of the undertaking of the Purchaser or the Purchaser’s Guarantor or of the whole or part of any of their assets have been appointed, nor has any judgment been obtained nor any execution or process of any Court or other authority been issued against or been levied or enforced on the Purchaser or the Purchaser’s Guarantor in respect of the whole or any part of its business or assets.

(e)
No petitions for the winding up of the Purchaser or the Purchaser’s Guarantor have been presented, and no orders have been made or effective resolutions passed for the winding up of the Purchaser or the Purchaser’s Guarantor, nor proceedings instituted, or a meeting or meetings called with a view to obtaining any such order or orders or to pass any such resolution or resolutions.

(f)	The execution, delivery and performance by the Purchaser and the Purchaser’s Guarantor of this Agreement requires no action by or in respect of, or filing with, any Governmental Authority.

(g)
The entry into and performance of this agreement by the Purchaser and the Purchaser’s Guarantor does not constitute a breach of any obligation (including but not limited to any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Purchaser or the Purchaser’s Guarantor is bound.

Executed as an Agreement

Signed for and on behalf of Mayne Group Limited ABN 56 004 073 410 by its Attorneys under Power of Attorney dated 30 January 2002 each of whom declares that he or she holds the office in Mayne Group Limited indicated under his or her signature and that he or she has no notice of revocation of the Power of Attorney

Mayne Group Limited
ABN 56 004 073 410 by its Attorneys:

Signature of Attorney

Name of Attorney in full

Office

Signature of Attorney

Name of Attorney in full

Office

Executed by Mayne Logistics Pty Limited
ACN 085 886 862 by or in the presence of:

    Signature of director

    Name of director in full

    Signature of secretary/other director

    Name of secretary/other director in full

Executed by Toll Transport Pty Limited
ACN 006 604 191 by or in the presence of:

    Signature of director

    Name of director in full

    Signature of secretary/other director

    Name of secretary/other director in full

Executed by Toll Holdings Limited ACN
006 592 089 by or in the presence of:

    Signature of director

    Name of director in full

    Signature of secretary/other director

    Name of secretary/other director in full